UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Southwest Airlines Co.

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SOUTHWEST AIRLINES CO.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

WEDNESDAY, MAY 16, 2018

To the Shareholders:

The Annual Meeting of the Shareholders of Southwest Airlines Co. will be held on May 16, 2018, at 10:00 a.m., Eastern Daylight Time, at the Historic Inns of Annapolis, 58 State Circle, Annapolis, Maryland, for the following purposes:

(1)	to elect eleven Directors;

(2)	to conduct an advisory (non-binding) vote to approve named executive officer compensation;

(3)	to ratify the selection of Ernst & Young LLP as Southwest’s independent auditors for the fiscal year ending December 31, 2018;

(4)	if properly presented at the meeting, to consider and conduct an advisory (non-binding) vote on two Shareholder proposals, as described in the accompanying proxy statement; and

(5)	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

March 20, 2018, is the date of record for determining Shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

The Annual Meeting will be broadcast live on the Internet. To listen to the broadcast, log on to www.southwestairlinesinvestorrelations.com/news-and-events/events-and-presentations.

To attend the meeting in person, you will need to bring (i) a valid government-issued photo identification, such as a driver’s license or passport; and (ii) either an Admission Ticket or proof of ownership of Southwest Airlines Co. common stock as of March 20, 2018 (such as an account statement from your broker showing your stock ownership as of March 20, 2018). If you have received a paper copy of your proxy materials, an Admission Ticket is included with your proxy materials. If you have received your proxy materials electronically, you will need proof of ownership to be admitted to the meeting. If you are a proxy holder for a Shareholder of Southwest who owned shares of Southwest’s common stock as of March 20, 2018, you must also bring to the meeting the executed proxy naming you as the proxy holder, signed by the Shareholder who owned shares of Southwest’s common stock as of March 20, 2018.

Your vote is important. Please sign and return the enclosed proxy or voting instruction card in the enclosed envelope to enable your shares to be represented at the meeting. Alternatively, you may vote via telephone or the Internet as described in the enclosed proxy or voting instruction card. We encourage you to vote via telephone or the Internet to help us save postage costs. In addition, if you vote via the Internet, you may elect to have next year’s Proxy Statement and Annual Report to Shareholders delivered to you electronically. We encourage you to enroll in electronic delivery, as it is a cost-effective way for us to provide you with proxy materials and annual reports.

By Order of the Board of Directors,

Mark R. Shaw
Corporate Secretary

April 6, 2018

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2018 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 16, 2018

Southwest’s Proxy Statement for the 2018 Annual Meeting of Shareholders and Annual Report to Shareholders for the fiscal year ended December 31, 2017, are available at

www.southwestairlinesinvestorrelations.com/financials

Southwest Airlines Co.

P.O. Box 36611

Dallas, Texas 75235

(214) 792-4000

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

To be Held May 16, 2018

GENERAL INFORMATION

This Proxy Statement is being furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of Southwest Airlines Co. (the “Company” or “Southwest”) for use at the Annual Meeting of Shareholders of the Company to be held on May 16, 2018, at 10:00 a.m., Eastern Daylight Time, at the Historic Inns of Annapolis, 58 State Circle, Annapolis, Maryland, or at such other time and place to which the meeting may be adjourned or postponed. The approximate date on which this Proxy Statement and accompanying Proxy are first being sent or given to Shareholders is April 6, 2018.

Annual Meeting Admission

To attend the meeting in person, you will need to bring (i) a valid government-issued photo identification, such as a driver’s license or passport; and (ii) either an Admission Ticket or proof of ownership of Southwest Airlines Co. common stock as of March 20, 2018 (such as an account statement from your broker showing your stock ownership as of March 20, 2018). If you have received a paper copy of your proxy materials, an Admission Ticket is included with your proxy materials. If you have received your proxy materials electronically, you will need proof of ownership to be admitted to the meeting. If you are a proxy holder for a Shareholder of Southwest who owned shares of Southwest’s common stock as of March 20, 2018, you must also bring to the meeting the executed proxy naming you as the proxy holder, signed by the Shareholder who owned shares of Southwest’s common stock as of March 20, 2018.

Voting Procedures

A representative of Broadridge Financial Solutions, Inc. will tabulate votes and serve as Inspector of Election for the meeting. Each Shareholder of record will be entitled to one vote for each share registered in the Shareholder’s name with respect to each matter to be voted on at the meeting. A “Shareholder of record” is a person or entity who holds shares on the record date that are registered in such Shareholder’s name on the records of Southwest’s transfer agent. A person or entity who holds shares through a broker, bank, or other nominee is considered a “beneficial owner” of the shares. You may receive more than one set of proxy materials. This means your shares are held in more than one account. Please vote all of your shares.

Voting by Shareholders of Record. If you are a Shareholder of record, you may vote by completing and returning the enclosed proxy card. You may also vote by telephone from the United States, using the number on the proxy card, or through the Internet, using the instructions on the proxy card. Shares represented by proxy will be voted at the meeting and may be revoked at any time prior to the time at which they are voted by (i) timely submitting a valid, later-dated proxy; (ii) delivering a written notice of revocation to the Corporate Secretary of the Company; or (iii) voting in person at the meeting. Please note that attending the meeting without completing a ballot will not revoke any previously submitted proxy. If you properly complete and sign your proxy card, but do not indicate how your shares should be voted on a matter, the shares represented by your proxy will be voted in accordance with the recommendation of the Company’s Board of Directors.

Voting by Beneficial Owners. If you are a beneficial owner of shares, these proxy materials are being forwarded to you by your broker (or bank or other nominee) who is considered the Shareholder of record of your shares. As the beneficial owner of the shares, you are entitled to direct your broker as to how to vote your shares. You may so instruct your broker by completing the voting instruction card the broker provides to you. You may also vote by telephone or through the Internet as described in the applicable instructions your broker has provided with these proxy materials. You may change your vote by submitting new voting instructions to your broker in accordance with such broker’s procedures. If you provide voting instructions to your broker, your shares will be voted as you direct. If you do not provide voting instructions, pursuant to the rules of the New York Stock Exchange (the “NYSE”), your broker may vote your shares only with respect to proposals as to which it has discretion to vote under the NYSE’s rules. For any other proposals, the broker may not vote your shares at all, which is referred to as a “broker non-vote.” Please note that, in the absence of your specific instructions as to how to vote, your broker may not vote your shares with respect to any of the proposals included in this Proxy Statement except for Proposal 3 (Ratification of the Selection of Independent Auditors), so please provide instructions to your broker regarding the voting of your shares. As the beneficial owner of shares, you are invited to attend the meeting; however, you may not vote your shares in person at the meeting unless you obtain a legal proxy from the Shareholder of record of your shares.

Quorum; Effect of Abstentions and Broker Non-Votes

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of the Company’s common stock entitled to vote at the meeting is necessary to constitute a quorum. Shareholders of record at the close of business on March 20, 2018, are entitled to vote at the meeting. As of that date, the Company had issued and outstanding 582,009,140 shares of common stock. Abstentions and broker non-votes are each included in the determination of the number of shares present and entitled to vote at the meeting for purposes of determining the presence or absence of a quorum for the transaction of business at the meeting; however, neither abstentions nor broker non-votes are counted as voted either for or against a proposal and, as such, will not affect the outcome of the vote on any proposal. If you are a beneficial owner of shares and do not provide voting instructions to your broker, your broker will only be entitled to vote your shares in its discretion with respect to Proposal 3 (Ratification of the Selection of Independent Auditors). Your broker will not be able to vote your shares in its discretion with respect to Proposals 1, 2, 4 or 5, which will be referred to as a “broker non-vote” on those proposals.

PROPOSAL 1 — ELECTION OF DIRECTORS

At the Annual Meeting of Shareholders, eleven Directors are nominated to be elected for terms expiring at the 2019 Annual Meeting of Shareholders. Gary C. Kelly, Tammy Romo, and Mark R. Shaw have been selected as a proxy committee by the Board of Directors, and it is the intention of the proxy committee that, unless otherwise directed therein, proxies will be voted for the election of all of the nominees listed below. Although it is not contemplated that any of the nominees will be unable to serve, if such a situation arises prior to the meeting, the proxy committee will act in accordance with its best judgment. Each of the nominees has indicated his or her willingness to serve as a member of the Board of Directors, if elected.

The following sets forth certain information for each nominee for Director of the Company.

Name	Director Since	Age*
David W. Biegler	2006	71
J. Veronica Biggins	2011	71
Douglas H. Brooks	2010	65
William H. Cunningham	2000	74
John G. Denison	2008	73
Thomas W. Gilligan	2015	63
Gary C. Kelly	2004	62
Grace D. Lieblein	2016	57
Nancy B. Loeffler	2003	71
John T. Montford	2002	74
Ron Ricks	2015	68

*	As of February 28, 2018.

David W. Biegler has served since March 2018 as acting Chairman, President, and Chief Executive Officer of Southcross Energy Partners GP, LLC (“Southcross GP”) after previously serving as Southcross GP’s Chairman from August 2011 to January 2017, as its Chief Executive Officer from August 2011 to December 2014, and as its President from October 2012 to March 2014. Southcross GP is the general partner of Southcross Energy Partners, L.P., a limited partnership that owns, operates, develops, and acquires midstream energy assets. Mr. Biegler served as Chairman of Southcross Holdings LP, the sole owner of Southcross GP, from August 2014 to January 2016, and served as its Chief Executive Officer from August 2014 to December 2014. From July 2009 to August 2014, Mr. Biegler served as Chairman and Chief Executive Officer of Southcross Energy LLC, formerly the sole owner of Southcross GP. From 2003 to 2012, Mr. Biegler served as Chairman and Chief Executive Officer of Estrella Energy LP, a former investor in Southcross Energy, LLC. Mr. Biegler also served as interim President and Chief Executive Officer of Dynegy Inc., a provider of wholesale power, capacity, and ancillary services, from March 2011 to April 2011. He retired as Vice Chairman of TXU Corp. at the end of 2001, having served TXU Corp. as President and Chief Operating Officer from 1997 until 2001. He previously served as Chairman, President, and Chief Executive Officer of ENSERCH Corporation from 1993 to 1997. During the past five years, Mr. Biegler has served as a Director of the following entities (or of the general partner of the entity) that are or were publicly traded other than Southwest: Trinity Industries, Inc. (since 1992) and Southcross Energy Partners, L.P. (since 2011). Mr. Biegler also serves as a Director for Austin Industries. In November 2011, after Mr. Biegler had resigned from the Dynegy Inc. Board, certain subsidiaries of Dynegy Inc. filed for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code. Southcross Holdings LP filed for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code in March 2016.

The Board has concluded that Mr. Biegler should continue to serve as a Director for the Company for the following reasons, among others: (i) Mr. Biegler’s extensive experience as a Chief Executive Officer and Chief Operating Officer enable him to contribute significantly to the Board’s oversight responsibilities on matters relating to operational and financial strategies and risks, particularly in his roles as a member of the Board’s Audit Committee and Safety and Compliance Oversight Committee; (ii) Mr. Biegler’s senior management experience, as well as his experience from serving on multiple public company boards, enable him to contribute significantly with respect to the Board’s oversight of matters relating to executive compensation and compensation strategies, particularly in his role as Chair of the Board’s Compensation Committee; and (iii) Mr. Biegler’s broad-based knowledge in energy marketing is particularly pertinent in assisting the Board with its oversight of the Company’s fuel hedging program.

J. Veronica Biggins is a Managing Partner in the Atlanta office of Diversified Search LLC, an executive and board search firm. Ms. Biggins was Managing Partner of the Atlanta office of Hodge Partners from 2007 until 2011 when Hodge Partners, also an executive and board search firm, became a part of Diversified Search. Ms. Biggins served as Assistant to the President of the United States and Director of Presidential Personnel under President William Jefferson Clinton and has also served as Chair of the Czech Slovak American Enterprise Fund. Ms. Biggins’ background includes 20 years’ experience with NationsBank (now Bank of America) and its predecessor. Prior to joining the White House, Ms. Biggins was one of the highest ranking women in the banking industry. During the past five years, Ms. Biggins has served as a Director of one publicly traded company other than Southwest: Avnet, Inc. (since 1997). Ms. Biggins has also served on a number of non-profit boards.

The Board has concluded that Ms. Biggins should continue to serve as a Director for the Company for the following reasons, among others: (i) Ms. Biggins brings to the Board extensive financial expertise as well as knowledge of the airline industry through her experience as a Director of AirTran Holdings, Inc., the former parent company of AirTran Airways, Inc., which was acquired by the Company in 2011; (ii) Ms. Biggins has extensive knowledge of compensation and governance matters as a result of her service on the compensation and nominating and corporate governance committees for other publicly traded companies; and (iii) Ms. Biggins’ knowledge of the Atlanta market, along with her community involvement and charitable work, is valuable because of the Company’s significant focus in these areas.

Douglas H. Brooks served as Chairman of the Board of Brinker International, Inc., a casual dining restaurant company, from November 2004 to December 2013, as its Chief Executive Officer from January 2004 to January 2013, and as its President from January 1999 to January 2013. Mr. Brooks also served in other capacities for Brinker, including as its Chief Operating Officer and as President of Chili’s Grill & Bar. In March 2018, Mr. Brooks was appointed to the University of Houston System Board of Regents. During the past five years, Mr. Brooks has served as a Director of the following companies that are or were publicly traded other than Southwest: Brinker International, Inc. (1999-2013); AutoZone, Inc. (since 2013); and ClubCorp Holdings, Inc. (2013-2017). Mr. Brooks also serves on the Board of Directors of Limbs for Life and is a member of the Professional Advisory Board for St. Jude Children’s Research Hospital.

The Board has concluded that Mr. Brooks should continue to serve as a Director for the Company for the following reasons, among others: (i) Mr. Brooks adds a unique skill set to the Board because of his lengthy service as a Chief Executive Officer of a company with tens of thousands of employees and operations in the United States, its territories, and numerous other countries outside of the United States; (ii) Mr. Brooks’ skill set is particularly valuable to the Board and the Company in connection with the Company’s international operations and its exploration of additional international opportunities; (iii) Mr. Brooks’ experience managing a company with a large employee base is particularly beneficial to the Board because of the importance to the Company of strong employee relations; and (iv) Mr. Brooks’ experience managing a company with a focus on customer service is particularly beneficial to the Board because of the importance of customer service to the Company.

William H. Cunningham, Ph.D. has been a professor at The University of Texas at Austin since 2000 and holds the James L. Bayless Chair for Free Enterprise at the University’s Red McCombs School of Business. Dr. Cunningham served as Chancellor and Chief Executive Officer of The University of Texas System from 1992 to 2000 and as President of The University of Texas at Austin from 1985 to 1992. During the past five years, Dr. Cunningham has served as a Director of the following companies that are or were publicly traded other than Southwest: Lincoln National Corporation (since 2006); Resolute Energy Corporation (formerly Hicks Acquisition Company I, Inc., from 2007 to 2015); and LIN Media LLC, successor registrant to LIN TV Corp. (from 2009 to 2014). Dr. Cunningham is also a disinterested Director of John Hancock Funds, III, a registered investment company.

The Board has concluded that Dr. Cunningham should continue to serve as a Director for the Company for the following reasons, among others: (i) Dr. Cunningham holds a Ph.D. and a Masters of Business Administration in Business, which, combined with his experience as an executive, brings valuable financial and strategic expertise and perspectives to the Board, particularly in his roles as Presiding Director and as a member of the Audit Committee; and (ii) Dr. Cunningham has served on over 25 corporate boards and has taught corporate governance at The University of Texas Schools of Law and Business, which enables him to bring valuable governance expertise to the Board, particularly in his roles as Presiding Director and Chair of the Nominating and Corporate Governance Committee.

John G. Denison served as Chairman of the Board for Global Aero Logistics Inc. (“Global”), a diversified passenger airline, from January 2006 until April 2008. Mr. Denison came out of retirement in January 2005 to join Global as its Co-Chief Restructuring Officer. He also served as President and Chief Executive Officer of ATA Airlines Inc. (“ATA”), a subsidiary of Global, from February 2005 until December 2006. In his capacities with Global and ATA, Mr. Denison’s responsibilities included, among others, managing or supervising business plans, collective bargaining negotiations, restructurings, financings, and major contract negotiations.

The Board has concluded that Mr. Denison should continue to serve as a Director for the Company for the following reasons, among others: (i) Mr. Denison holds a Masters of Business Administration in Finance and has previously served as a Chief Financial Officer; (ii) Mr. Denison’s extensive experience in the airline industry, combined with his extensive experience in the area of financial reporting, brings a unique and valuable perspective to the Board with respect to the Company’s operations and risks, particularly in his roles as a member of the Company’s Audit Committee and Chair of the Safety and Compliance Oversight Committee; and (iii) Mr. Denison’s experience with business plans, collective bargaining negotiations, and major contract negotiations are extremely valuable to the Board’s strategic discussions.

Thomas W. Gilligan, Ph.D. has been the Tad and Dianne Taube Director of the Hoover Institution on War, Revolution and Peace at Stanford University since September 2015. The Hoover Institution on War, Revolution and Peace is a public policy research center devoted to the advanced study of economics, politics, history, and political economy, as well as international affairs. Prior to his appointment at the Hoover Institution, Dr. Gilligan served as the Dean of the McCombs School of Business at The University of Texas at Austin from 2008 to August 2015, where he also held the Centennial Chair in Business Education Leadership. Prior to his appointment at the McCombs School of Business, Dr. Gilligan held several key administrative roles at the Marshall School of Business at the University of Southern California (USC) between 1987 and 2008, including interim Dean, the Vice-Dean of Undergraduate Education, director of the Ph.D. program, and the Chair of the Finance and Business Economics Department. During his tenure at USC, he held visiting appointments at Stanford University (1989-1990 and 1994) and Northwestern University (1995-1996). From 1984 to 1987, Dr. Gilligan taught Economics at the California Institute of Technology. Dr. Gilligan was a staff economist at the Council of Economic Advisers in the White House from 1982 to 1983, and he served in the United States Air Force from 1972 to 1976. During the past five years, Dr. Gilligan has served as a Director of one publicly traded company other than Southwest: KB Home (since 2012).

The Board has concluded that Dr. Gilligan should continue to serve as a Director for the Company for the following reasons, among others: (i) Dr. Gilligan holds a Ph.D. in economics, which, combined with his extensive leadership experience, brings valuable and unique economic expertise and perspectives to the Board; (ii) Dr. Gilligan also has extensive knowledge of political and international affairs, which is valuable to the Board as the Company explores additional international opportunities; and (iii) Dr. Gilligan’s geographic presence on the West Coast is valuable in connection with the Company’s significant operations in that area.

Gary C. Kelly has served as the Company’s Chairman of the Board since May 2008 and as its Chief Executive Officer since July 2004. Mr. Kelly also served as the Company’s President from July 2008 to January 2017, Executive Vice President & Chief Financial Officer from June 2001 to July 2004, and Vice President Finance & Chief Financial Officer from 1989 to 2001. Mr. Kelly joined the Company in 1986 as its Controller. During the past five years, Mr. Kelly has served as a Director of one publicly traded company other than Southwest: Lincoln National Corporation (since November 2009).

The Board has concluded that Mr. Kelly should continue to serve as a Director for the Company for the following reasons, among others: (i) he is the Company’s Chief Executive Officer and has been with the Company for over 30 years; (ii) his role and his experience enable him to bring invaluable operational, financial, regulatory, governance, and cultural perspectives to the Board; and (iii) his role and his experience enable him to continually educate and advise the Board on the Company’s industry and related opportunities, issues, and challenges.

Grace D. Lieblein served as Vice President, Global Quality of General Motors Corporation (“GM”), a company that designs, manufactures, and markets cars, crossovers, trucks, and automobile parts worldwide, from November 2014 to December 2015, as its Vice President, Global Purchasing and Supply Chain from December 2012 to November 2014, as the GM Brazil President and Managing Director from June 2011 to December 2012, as the GM Mexico President and Managing Director from January 2009 to June 2011, and as Vehicle Chief Engineer from October 2004 to January 2009. Ms. Lieblein joined GM in 1978 as a co-op student at the General Motors Assembly Division in Los Angeles and held a variety of leadership positions at GM in engineering, product development, and manufacturing. During the past five years, Ms. Lieblein has served as a Director of the following companies that are publicly traded other than Southwest: Honeywell International, Inc. (since 2012) and American Tower Corporation (since 2017).

The Board has concluded that Ms. Lieblein should continue to serve as a Director for the Company for the following reasons, among others: (i) Ms. Lieblein’s extensive engineering skills add a unique technical expertise to the Board, and her leadership experience with respect to quality control is particularly valuable with respect to a heavily regulated company like Southwest; (ii) Ms. Lieblein’s global leadership experience is particularly valuable to the Board in connection with the Company’s international operations; (iii) Ms. Lieblein’s leadership experience with supply chain management enables her to offer unique strategic perspectives to the Board; and (iv) Ms. Lieblein’s knowledge of the Midwestern U.S. market adds perspectives to the Board in connection with the Company’s significant operations in that region.

Nancy B. Loeffler has served as a consultant for Frost Bank since July 2009 and as a member of the Frost Bank Advisory Board since October 2008. A long-time advocate of volunteerism, Ms. Loeffler currently serves on the boards of The Briscoe Western Art Museum and The National Cowgirl Museum. In addition, she serves on the Executive Committee of The San Antonio Stock Show and Rodeo, on the Executive Committee of The University of Texas System Chancellor’s Council, and as a Board member of The Cancer Therapy and Research Center at The University of Texas Health Science Center. Ms. Loeffler is also a member of the prestigious Kripke Legend Award Selection Committee for Women in Cancer Research. She has also previously served as Chair of The University of Texas MD Anderson Cancer Center Foundation, as Chair of the Advisory Board of the School of Nursing at The University of Texas Health Science Center of San Antonio, as well as on the Board of Trustees for the Vice President’s Residence Foundation in Washington, D.C.

The Board has concluded that Ms. Loeffler should continue to serve as a Director for the Company for the following reasons, among others: (i) Ms. Loeffler’s background provides the Board with valuable perspectives on governmental affairs and the legislative process; and (ii) her extensive experience with community service and cultural affairs is valuable to the Board because of the Company’s significant focus on these areas.

John T. Montford, J.D. has been President and Chief Executive Officer of JTM Consulting, LLC, a state and federal governmental relations firm, since January 2010. Mr. Montford was retained by General Motors in January 2010 as a consultant and served in the capacity of Senior Advisor of Government Relations and Global Public Policy until January 2012. In his consulting role, Mr. Montford also served on the Executive Committee of General Motors. From 2001 through 2009, Mr. Montford served in a number of positions in the telecommunications industry. These included: President of Southwestern Bell and Southern New England Company, External Affairs (2001-2005); Senior Vice President for Legislative and Regulatory Affairs for SBC and AT&T (2005-2007); and President, Western Region, AT&T Services (2008-2009). Mr. Montford was Chancellor of the Texas Tech University System from 1996 to 2001 and also served in the Texas Senate from 1983 to 1996, where he served as both Chairman of the Senate Finance Committee and Chairman of the Senate State Affairs Committee. In 2002, Mr. Montford was named Chancellor Emeritus of the Texas Tech University System. He is a former active duty U.S. Marine Officer and elected District Attorney.

The Board has concluded that Mr. Montford should continue to serve as a Director for the Company for the following reasons, among others: (i) Mr. Montford’s extensive executive experience in the areas of governmental relations, regulatory affairs, and public policy is valuable to a heavily-regulated company like Southwest; (ii) this same experience enables Mr. Montford to provide valuable perspectives and input on governance matters, particularly in his roles as a member of the Board’s Nominating and Corporate Governance

Committee and Compensation Committee; and (iii) his experience as Chairman of the Senate Finance Committee (for example, his role in drafting a budget of over $100 billion for the State of Texas) brings valuable perspectives to the Company in connection with its financial strategies and reporting, particularly in his role as Chair of the Board’s Audit Committee.

Ron Ricks has served as the Company’s Vice Chairman of the Board since July 2015. Mr. Ricks also served as the Company’s Executive Vice President & Chief Legal & Regulatory Officer from September 2011 to July 2015, Corporate Secretary from May 2008 to January 2013, Executive Vice President Corporate Services from May 2008 to September 2011, Executive Vice President Law, Airports, & Public Affairs from September 2006 to May 2008, and Senior Vice President Law, Airports, & Public Affairs from August 2004 until September 2006. Mr. Ricks joined the Company in 1986 as its Vice President Governmental Affairs and retired as an Employee of the Company in February 2017.

The Board has concluded that Mr. Ricks should continue to serve as a Director for the Company for the following reasons, among others: (i) Mr. Ricks has over 30 years of institutional knowledge of the Company’s operations, governmental affairs, and community relations, which enables him to provide insight and perspectives to the Board that cannot be replicated by other Board candidates; (ii) Mr. Ricks’ experience as the Company’s former Chief Legal & Regulatory Officer is particularly valuable with respect to the Board’s related oversight responsibilities; and (iii) Mr. Ricks’ leadership experience over airports and public affairs enables him to provide unique strategic perspectives with respect to the Company’s growth plans, both domestic and international.

Vote Required

Provided a quorum is present at the meeting, the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote in the election of Directors is required to elect Directors. A majority of the votes cast means the number of votes cast “for” a Director must exceed the number of votes cast “against” that Director.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the election of each of the nominees for Director named above. Proxies solicited by the Board of Directors will be so voted unless Shareholders specify a different choice.

CORPORATE GOVERNANCE

General

The business of the Company is managed under the direction of the Board of Directors. Pursuant to the requirements of the NYSE, a majority of the members of the Board must be independent, as defined by NYSE rules. The Board of Directors meets on a regularly scheduled basis to review significant developments affecting the Company, to act on matters requiring approval by the Board, and to otherwise fulfill its responsibilities. The Board of Directors has adopted Corporate Governance Guidelines, based on the recommendation of its Nominating and Corporate Governance Committee, to further its goal of providing effective governance of the Company’s business for the long-term benefit of the Company’s Shareholders, Employees, and Customers. These guidelines set forth policies concerning overall governance practices for the Company, including the following:

• Qualifications of Directors	• Board Self-Evaluation
• Board Meetings	• Ethics
• Director Responsibilities	• Director and Senior Management Compensation
• Independence of Directors	• Share Ownership
• Size of Board and Selection Process	• Access to Management
• Resignation Policy	• Access to Independent Advisors
• Board Committees	• Director Orientation and Continuing Education
• Executive Sessions; Communications with Non-Management Directors	• Public Communications
• Other Practices

The Company’s Corporate Governance Guidelines, along with its Code of Ethics and the Charters for its Audit, Compensation, Nominating and Corporate Governance, Safety and Compliance Oversight, and Executive Committees, are available on the Company’s website, www.southwestairlinesinvestorrelations.com/corporate-governance. Shareholders may also obtain copies of these documents upon written request to Southwest Airlines Co., Investor Relations, HDQ-6IR, P.O. Box 36611, Dallas, Texas 75235.

Board Membership and Qualifications

General Qualification Requirements; Diversity Considerations. The Company’s Nominating and Corporate Governance Committee is responsible for recommending to the Board the criteria for Board membership, as set forth in the Company’s Corporate Governance Guidelines. The Corporate Governance Guidelines require that members of the Board (i) possess the highest personal and professional ethics, integrity, and values; (ii) possess practical wisdom and mature judgment; (iii) be committed to the best long-term interests of the Company’s Employees, Customers, and Shareholders; (iv) be willing to devote sufficient time to fulfill their responsibilities; and (v) be willing to serve on the Board for an extended period of time. The Corporate Governance Guidelines also require the following factors to be considered in connection with the nomination or appointment of new Board members: (i) finance, marketing, government, education, and other professional experience or knowledge relevant to the success of the Company in the current business environment; (ii) independence (for non-management Directors); (iii) in the case of current Directors being considered for re-nomination, a Director’s past attendance at Board and committee meetings and participation in and contributions to such meetings; and (iv) diversity. Each individual is evaluated in the context of the Board as a whole, with the objective of recommending to Shareholders a group that collectively can best serve the long-term interests of the Company’s Employees, Customers, and Shareholders. The Board does not have a formal policy with regard to Board member diversity. Rather, diversity is one of many factors considered by the Board in assessing the qualifications of Board candidates. Furthermore, in considering diversity, the Board takes into account various types of diversity, such as diversity of experience, geography, gender, ethnicity, color, and age, with the goal of obtaining diverse perspectives. The Board’s primary consideration is to identify candidates with the background, experience, and skills that will best fulfill the Board’s and the Company’s needs at the time a search is being conducted. Therefore, the Board does not believe it is appropriate to either nominate or exclude from nomination an individual based on gender, ethnicity, color, age, or similar factors.

The Corporate Governance Guidelines prohibit non-Employee Directors from serving on more than five public company boards and prohibit Employee Directors from serving on more than two public company boards. The Corporate Governance Guidelines also require that the nature and time involved in a Director’s service on other boards be considered in connection with the evaluation of the suitability of that Director. In addition, in accordance with the Corporate Governance Guidelines, Directors should advise the Chairman of the Board and the Chairman of the Nominating and Corporate Governance Committee in advance of accepting an invitation to serve on the board of directors, the audit committee, or the compensation committee of another publicly traded company.

Attendance at Meetings. The Board of Directors held 13 meetings during 2017 (some of which spanned two days) and otherwise acted three times by unanimous written consent. During 2017, each of the Company’s current Directors attended at least 75 percent of the total number of Board and applicable committee meetings held during the period for which he or she served as a Director. It is the Board’s policy that every Director and nominee for Director should make every effort to attend the Company’s Annual Meeting of Shareholders. All of the Company’s Directors attended the 2017 Annual Meeting of Shareholders.

Board Leadership Structure

Gary C. Kelly, the Company’s Chief Executive Officer, also serves as the Company’s Chairman of the Board. The Board of Directors believes this is in the best interests of the Company and its Shareholders because, among other factors, Mr. Kelly is in the best position to (i) properly and timely identify matters that should be brought to the Board’s attention, (ii) prioritize Board agenda items, and (iii) identify the individuals in the best position to present agenda items. The Board believes this structure is considerably more efficient and effective than (i) requiring an outside Chairman of the Board to duplicate many of the Chief Executive Officer’s efforts or (ii) requiring the Chief Executive Officer to relay communications through another member of the Board. In addition, the Board believes the following practices accomplish independent oversight of management without the need to separate the roles of the Chief Executive Officer and the Chairman of the Board:

•	All members of the Board, other than the Chief Executive Officer and Vice Chairman of the Board, are independent, as defined by the rules of the NYSE.

•	Each member of the Board is elected annually by the Company’s Shareholders.

•	All members of the Board’s Audit, Compensation, and Nominating and Corporate Governance Committees are independent, as defined by the rules of the NYSE.

•	The Board meets, at a minimum, five times per year, and at each regular meeting of the Board, the Board is apprised of the Company’s operations and strategies through briefings by (i) the Chief Executive Officer, the President, and the Chief Operating Officer, (ii) other members of senior management with key responsibilities for the Company’s ongoing operations and current initiatives, and (iii) any other Employees or advisors requested by the Board.

•	In addition to scheduled updates, the Board and its committees also request updates from management regarding matters deemed significant by the Board or its committees at any given time.

•	The non-management Board members hold executive sessions outside the presence of the Chief Executive Officer and other management.

•	The independent Board members hold executive sessions that include only independent directors.

•	The Board and its committees provide regular input regarding items to be covered in future agendas.

In addition, pursuant to the Company’s Corporate Governance Guidelines, the Board is required to appoint an independent member of the Board to serve as its Presiding Director. The duties of the Presiding Director, which is the Board’s lead independent Director, include the following:

•	presiding over executive sessions of the non-management Directors;

•	presiding over executive sessions of the independent Directors;

•	consulting with the Chairman of the Board concerning the Board’s agendas;

•	coordinating the activities of the non-management and independent Directors and the agenda for executive sessions;

•	communicating feedback to the Chief Executive Officer following executive sessions;

•	facilitating communications between the Board and the Chief Executive Officer;

•	at the standing invitation of the Board’s committees, attending meetings of Board committees on which the Presiding Director does not already serve;

•	assisting the Nominating and Corporate Governance Committee with its oversight of the annual evaluation of the Board and its committees and communicating results of any individual Director assessments to individual Board members;

•	consulting with the Nominating and Corporate Governance Committee with respect to recommendations for the assignment of Board members to the Board’s committees; and

•	communicating (along with the Chair of the Compensation Committee) the results of the Board’s evaluation of the Chief Executive Officer.

The Board believes all of the foregoing factors provide an appropriate balance between effective and efficient Company leadership and sufficient oversight by non-Employee Directors.

Executive Sessions and Communications with Non-Management Directors

Pursuant to the Company’s Corporate Governance Guidelines, the non-management members of the Board of Directors are required to meet at regularly scheduled executive sessions without the presence of management. The Company’s Corporate Governance Guidelines also provide that to the extent that, at any time, the non-management members of the Board of Directors include Directors who are not independent, the independent Directors will also meet at least annually in an executive session that includes only independent directors. The Board’s Presiding Director, Dr. William H. Cunningham, presides over these executive sessions. Shareholders and any other interested parties may communicate directly with the Presiding Director or any or all of the non-management or other members of the Board by writing to such Director(s), c/o Southwest Airlines Co., Attn: Presiding Director, P.O. Box 36611, Dallas, Texas 75235.

Risk Oversight

The Board is responsible for overseeing management’s assessments of major risks facing the Company and for reviewing options to mitigate such risks. The Board’s oversight of major risks occurs at both the full Board level and at the Board committee level. The Board and its committees use the following procedures to monitor and assess risks.

The Board. The Chief Executive Officer, the President, the Chief Operating Officer, members of senior management, and other personnel and advisors, as requested by the Board, report on the Company’s financial and operating strategies, as well as any related risks, at every regular meeting of the Board. Based on these reports, the Board requests follow-up data and presentations to address any specific concerns and recommendations.

The Audit Committee. In accordance with the requirements of the NYSE, the Audit Committee assists the Board with its oversight responsibilities by discussing the Company’s major financial risk exposures, its policies with respect to risk assessment and risk management, and the steps management has taken to monitor and control or mitigate financial risk exposures. The Audit Committee discusses with the Company’s management, as well as the Company’s Internal Audit Department (including in executive sessions), the Company’s policies with respect to risk assessment and risk management and advises management on its risk assessment approach and its prioritization of risks. The Audit Committee also receives regular reports on, and assessments of, the Company’s internal controls from the Company’s Internal Audit Department and members of management responsible for financial controls. In addition, the Audit Committee receives the independent auditor’s assessment of the Company’s internal controls and financial risks, which includes the independent auditor’s report on its procedures for identifying fraud and addressing any risk of management override. The Audit Committee also receives management reports regarding specific areas of financial risk and discusses strategies to mitigate risk. Further, the Audit Committee reviews with management cyber security and other risks relevant to the Company’s computerized information system controls and security.

The Safety and Compliance Oversight Committee. The Board’s Safety and Compliance Oversight Committee assists the Board with overseeing the Company’s activities with respect to safety and operational compliance. Pursuant to its Charter, the Safety and Compliance Oversight Committee is responsible for periodically assessing the Company’s safety and operational compliance obligations and associated risks and performance relative to those standards. In fulfilling this responsibility, the Safety and Compliance Oversight Committee regularly specifies areas to be addressed at its meetings and requires that individuals from a variety of operational levels be available to discuss their areas of responsibility and respond to questions.

The Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee receives updates and advice from management and outside advisors regarding the Company’s procedures for complying with corporate governance regulations, as well as with respect to the Company’s governance structure and protections. This Committee also reviews the Company’s Corporate Governance Guidelines at least annually to further the Company’s goal of providing effective governance.

The Compensation Committee. The Compensation Committee receives updates and advice on the ongoing advisability of the Company’s compensation practices both from management and from the Compensation Committee’s independent consultant. The Compensation Committee also assists the Board with its annual review of succession planning.

The Compensation Committee is aware of the need to routinely assess the Company’s compensation policies and practices as they relate to the Company’s risk management and whether the structure and administration of the Company’s compensation and incentive programs could influence risk-taking throughout the organization. The Compensation Committee has determined that the compensation policies and practices for the Company’s Employees are not reasonably likely to have a material adverse effect on the Company for the following reasons, among others:

•	The Compensation Committee’s bonus determinations take into account multiple general performance standards established by the Company to support its Vision and related strategies and goals, rather than a single measure such as stock price performance or earnings. This has served as a multi-dimensional tool for the Compensation Committee to use in awarding bonuses, so that factors that are deemed significant to industry and operational performance are considered in addition to financial measures. This multi-dimensional approach reduces the risk that can be created when financial results are the only drivers of incentive payments. The Compensation Committee believes it is important to take into account multiple measures of financial and operational performance, as well as comparative pay in the market, for the following reasons, among others: (i) using a single measure such as the Company’s stock price performance at any specified point in time is not necessarily indicative of the Company’s overall financial and operational performance, (ii) the Compensation Committee believes that rewarding Employees based solely on a single or narrow measure could create business risks by effectively encouraging Employees to focus on short-term results at the expense of the long-term financial and operational health of the Company, and (iii) the Compensation Committee believes that basing short-term incentive compensation on a single measure such as stock price performance presents undue retention risks.

•	The Compensation Committee has historically exercised a certain amount of discretion in awarding bonuses, in part to minimize the risk-taking that can result from a strict application of performance-based awards.

•	Incentive compensation is used responsibly, with appropriate focus on both Company and individual performance to effectively balance risks and rewards.

•	The Compensation Committee has adopted a clawback policy, pursuant to which, to the extent permitted by governing law, the Company may seek to recoup certain incentive-based compensation in the event the Company is required to restate its publicly reported financial statements due to material noncompliance with any financial reporting requirement under the securities laws as a result of misconduct.

•	The Company’s Insider Trading Policy prohibits Employees from entering into hedging transactions with respect to the Company’s securities.

Committees of the Board

The Board has established the following standing committees to assist it with fulfilling its responsibilities: (i) Audit, (ii) Compensation, (iii) Nominating and Corporate Governance, (iv) Safety and Compliance Oversight, and (v) Executive. The following table provides information on the Board’s current committee memberships.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Safety and Compliance Oversight Committee	Executive Committee
David W. Biegler	X	Chair		X
J. Veronica Biggins		X	X
Douglas H. Brooks			X	X
William H. Cunningham	X		Chair		X
John G. Denison	X			Chair	X
Thomas W. Gilligan	X			X
Gary C. Kelly					Chair
Grace D. Lieblein		X		X
Nancy B. Loeffler		X	X
John T. Montford	Chair	X	X
Ron Ricks				X	X

Audit Committee. The primary functions of the Audit Committee include assisting the Board in its oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, (iv) the performance of the Company’s internal audit function and independent auditors, and (v) business risks related to cyber security. The Audit Committee held nine meetings during 2017. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, and the Board has determined that each of the members of the Audit Committee is independent under all applicable rules of the Securities and Exchange Commission (the “SEC”) and the NYSE governing Audit Committee membership. The Board has also determined that all five members of the Audit Committee satisfy the criteria adopted by the SEC to serve as an “audit committee financial expert” for the Audit Committee.

Compensation Committee.

General. The primary functions of the Compensation Committee include (i) reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer; (ii) evaluating the Chief Executive Officer’s performance in light of those goals and objectives; (iii) together with the other independent members of the Board (as directed by the Board and to the extent consistent with any applicable plan documents or law), determining and approving the Chief Executive Officer’s compensation level based on the Compensation Committee’s evaluation; (iv) with the advice of the Chairman of the Board and the Chief Executive Officer, conducting an annual review of the compensation structure of the Company’s officers and approving the salary, bonus, and other incentive and equity-related compensation for each of the Company’s executive officers who are subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (“Reporting Officers”); (v) reviewing and approving all stock-based compensation arrangements for Employees of the Company (including executive officers) and making recommendations to the Board with respect to equity-based plans that are subject to Board approval; and (vi) making recommendations to the Board with respect to non-CEO Reporting Officer compensation and incentive compensation plans that are subject to Board approval. The Compensation Committee is also responsible for reviewing non-Employee Director compensation at least annually and making any related recommendations to the full Board. To the extent permitted by applicable law and regulations, the Compensation Committee has the power to delegate any of the authority above to subcommittees or to individual members of the Compensation Committee, as it deems appropriate. The Board has determined that each of the members of the Compensation Committee is (i) independent under the NYSE’s rules governing Compensation Committee membership; (ii) a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended; and (iii) an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The Compensation Committee held eight meetings during 2017 and otherwise acted once by unanimous written consent.

Role of executive officers in determining or recommending the amount or form of executive and Director compensation. At the Compensation Committee’s request, the Company’s Chief Executive Officer and the Company’s People Department Leader provide regular input regarding compensation designs and recommendations presented to the Compensation Committee. In connection with the Compensation Committee’s decisions, the Chief Executive Officer also reviews with the Compensation Committee the relative roles, scope of responsibilities, and performance of the Company’s other executive officers. The roles of the Chief Executive Officer and the People Department Leader in connection with the Compensation Committee’s determinations are discussed in more detail below under “Compensation of Executive Officers — Compensation Discussion and Analysis.”

Use of consultants. The Compensation Committee is directly responsible for the appointment, retention, compensation, and oversight of the work of any compensation consultant, independent legal counsel, or other advisor retained by the Compensation Committee in its sole discretion. During 2017, the Compensation Committee continued to engage Pay Governance LLC, an independent executive compensation advisory firm, as the Compensation Committee’s independent consultant. With respect to executive compensation earned for 2017, the Compensation Committee based its decisions in part on market data provided by its consultant, as well as recommendations from the consultant with respect to form and amount of executive compensation. Market data is discussed below under “Compensation of Executive Officers – Compensation Discussion and Analysis – Role of Independent Compensation Consultant; Benchmarking; Market Data.”

In 2016 and 2017, at the Compensation Committee’s request, its consultant also provided data and assessments related to the adequacy and effectiveness of the Company’s compensation program for non-Employee members of the Board. Based on the information provided in 2016, during 2017, the Compensation Committee decided to recommend an increase in the non-Employee Director annual equity retainer from $130,000 to $150,000 to better align pay levels and components with those of comparable companies included in the consultant’s survey data. Based on the information provided in 2017, the Compensation Committee also decided to recommend a more simplified pay structure for non-Employee members of the Board, effective January 1, 2018. The new pay structure generally replicates the Board’s prior total remuneration, but replaced the fees for meetings of the Board and its committees with (i) a moderate increase to the annual Board member retainer fee, (ii) the incorporation of annual retainer fees for Board committee membership, and (iii) a continued meeting fee of $1,500 for any meetings in excess of the regularly-scheduled Board and committee meetings.

The Compensation Committee uses the information provided by its independent consultant (i) for the purpose of informing, as opposed to determining, the Compensation Committee’s decisions; and (ii) to assist it in balancing between compensation that is appropriately linked to performance and compensation that is adequate for retention purposes. Although the Compensation Committee considers any recommendations received from its consultant, the Compensation Committee’s decisions are ultimately based on its own assessment of the information provided to it in the context of the totality of the Company’s circumstances at any given point in time. Additional detail regarding the work performed by the independent consultant, as well as the Compensation Committee’s related determinations, is included below under “Compensation of Executive Officers — Compensation Discussion and Analysis.”

The Compensation Committee has considered the independence of its consultant in light of SEC rules and NYSE listing standards. The Compensation Committee received a letter from its consultant addressing its independence, which addressed the following factors: (i) other services provided to the Company by the independent consultant, if any; (ii) fees paid by the Company as a percentage of the consultant’s total revenue; (iii) policies or procedures maintained by the consultant that are designed to prevent a conflict of interest; (iv) any business or personal relationships between the individual consultants involved in the engagement and members of the Compensation Committee; (v) any business or personal relationships between the Company’s executive officers and the independent consultant or the individual consultants involved in the engagement; and (vi) any Company stock owned by the individual consultants involved in the engagement. Questions intended to elicit information regarding business or personal relationships between the independent consultant and the individual consultants involved in the engagement and the Company’s Board members and executive officers were also included in the Company’s annual Director and Executive Officer Questionnaires. The Compensation Committee has assessed the independence of Pay Governance pursuant to the SEC and NYSE rules and determined that no conflict of interest exists, or has existed, that would prevent Pay Governance from independently representing the Compensation Committee.

Nominating and Corporate Governance Committee. The primary functions of the Nominating and Corporate Governance Committee include (i) developing and annually reviewing and recommending to the Board a set of Corporate Governance Guidelines applicable to the Company; (ii) reviewing potential candidates for Board membership; (iii) recommending a slate of nominees to be selected by the Board for the Annual Meeting of Shareholders; (iv) recommending to the Board the composition of the Board’s Committees; and (v) overseeing the evaluation of the Board and management. The Nominating and Corporate Governance Committee identifies potential candidates for first-time nomination as a Board member using a variety of sources, such as recommendations from current Board members, management, and contacts in communities served by the Company. The Board of Directors has determined that each of the members of the Nominating and Corporate Governance Committee is independent under the NYSE’s rules governing Board membership.

The Nominating and Corporate Governance Committee will also consider nominees submitted by Shareholders based on the criteria set forth in the Company’s Corporate Governance Guidelines; provided that such nominations are submitted in accordance with the requirements of the Company’s Bylaws. These requirements are discussed below under “Other Matters — Submission of Shareholder Proposals.” The Nominating and Corporate Governance Committee held four meetings during 2017.

Safety and Compliance Oversight Committee. The primary functions of the Safety and Compliance Oversight Committee include: (i) assisting the Board in overseeing the Company’s activities with respect to safety and operational compliance; (ii) periodically assessing the Company’s safety and operational compliance obligations and associated risks and performance relative to those standards; (iii) reviewing such policies, programs, and procedures as it shall deem necessary; (iv) meeting regularly with Company management to assess the Company’s safety and operational compliance practices generally; and (v) periodically reporting to the Board on the adequacy and effectiveness of the Company’s safety and operational compliance programs. The Safety and Compliance Oversight Committee held six meetings during 2017.

Executive Committee. The primary function of the Executive Committee is to assist the Board in fulfilling its oversight responsibilities. The Executive Committee has authority to act for the Board on most matters during the intervals between Board meetings. The Executive Committee held four meetings during 2017 and otherwise acted once by unanimous written consent.

Certain Relationships and Related Transactions, and Director Independence

Review, Approval, or Ratification of Transactions with Related Persons; Director Independence Determinations. The Company does not have a formal written policy with respect to the review, approval, or ratification of transactions with related persons, but has established procedures to identify these transactions, if any, and bring them to the attention of the Board for consideration. These procedures include formal written questionnaires to Directors and executive officers and written procedures followed by the Company’s Internal Audit Department to identify related person transactions.

The Company requires that all of its Directors and executive officers complete an annual questionnaire that requires them to identify and describe any transactions that they or their respective related parties may have with the Company, whether or not material. Separately, the Company’s Internal Audit Department analyzes accounts payable records to search for payments involving (i) the Company’s Directors and executive officers, (ii) known relatives of the Company’s Directors and executive officers, (iii) companies and organizations with which the Directors and executive officers are associated, and (iv) security holders known to the Company to be the beneficial owner of more than five percent of the Company’s common stock. The questionnaire for non-Employee Directors is also designed to elicit information that should be considered to determine that the Company satisfies the NYSE’s requirement that a majority of its Board members be independent within the meaning of the NYSE’s rules. Relevant information regarding Directors is then provided to the Nominating and Corporate Governance Committee, which is responsible for evaluating the qualifications of Board nominees, including independence, and for making recommendations to the Board regarding (i) nominations for Board membership; and (ii) individual qualifications for committee membership, taking into account various additional regulatory requirements, including independence requirements, that specifically apply to the different Board committees. In making its recommendations to the Board, the Nominating and Corporate Governance Committee considers the following regulatory guidance: (i) Item 404(a) of Regulation S-K of the Securities Act of 1933, as amended (Transactions with Related Persons); (ii) Accounting Standards Codification Topic 850 (Related Party Disclosures); (iii) Public Company Accounting Oversight Board Auditing Standard No. 18 (Related Parties); and (iv) the NYSE’s governance standards related to independence determinations. Based on the foregoing, the Board has determined that the following Board members are independent under applicable NYSE standards: David W. Biegler, J. Veronica Biggins, Douglas H. Brooks, William H. Cunningham, John G. Denison, Thomas W. Gilligan, Grace D. Lieblein, Nancy B. Loeffler, and John T. Montford.

Ongoing Reporting Obligations with Respect to Related Person Transactions. In order to provide an ongoing mechanism for monitoring related person transactions and Board member independence, each Board member and executive officer of the Company is required to sign an acknowledgement that he or she will promptly inform the Company of any new information that should be considered by the Board subsequent to the Director’s or executive officer’s completion of his or her annual questionnaire.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

At the close of business on March 20, 2018, the record date for determining Shareholders entitled to notice of and to vote at the meeting, there were outstanding 582,009,140 shares of common stock, $1.00 par value, each share of which is entitled to one vote.

Security Ownership of Certain Beneficial Owners

The following table sets forth, as of February 28, 2018, information with respect to persons who, to the Company’s knowledge, beneficially own more than five percent of the Company’s common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
PRIMECAP Management Company	70,482,151(2)	12.0%
177 E. Colorado Blvd., 11th Floor Pasadena, CA 91105

Berkshire Hathaway Inc.	47,659,456(3)	8.1%
Warren E. Buffett National Indemnity Company Medical Protective Company
3555 Farnam Street Omaha, NE 68131(4)

The Vanguard Group	36,801,854(5)	6.3%
100 Vanguard Blvd. Malvern, PA 19355

Vanguard Chester Funds – Vanguard Primecap Fund	34,011,000(6)	5.8%
100 Vanguard Blvd. Malvern, PA 19355

FMR LLC	30,264,869(7)	5.1%
245 Summer Street Boston, MA 02210

(1)	Percentages are calculated based on the number of outstanding shares of the Company’s common stock as of February 28, 2018, which was 588,467,803.

(2)	Information is based on an Amendment to Schedule 13G filed with the SEC on February 27, 2018, by PRIMECAP Management Company. PRIMECAP Management Company reported sole voting power with respect to 12,520,478 shares, sole dispositive power with respect to 70,482,151 shares, and no shared voting or dispositive power.

(3)	Information is based on an Amendment to Schedule 13G filed with the SEC on February 14, 2018, as a group, by Warren E. Buffett, Berkshire Hathaway Inc., National Indemnity Company, and Medical Protective Company. Warren E. Buffett and Berkshire Hathaway Inc. each reported no sole voting or dispositive power over shares beneficially owned and shared voting and dispositive power with respect to 47,659,456 shares. National Indemnity Company reported no sole voting or dispositive power over shares beneficially owned and shared voting and dispositive power with respect to 47,650,734 shares; and Medical Protective Company reported no sole voting or dispositive power over shares beneficially owned and shared voting and dispositive power with respect to 8,722 shares. Based on the Amendment to Schedule 13G filing, National Indemnity Company and Medical Protective Company beneficially owned 8.0 percent and less than 0.1 percent, respectively, of the Company’s outstanding shares of common stock as of February 28, 2018.

(4)	This address is listed in the Amendment to Schedule 13G filed with the SEC on February 14, 2018, as a group, by Warren E. Buffett, Berkshire Hathaway Inc., National Indemnity Company, and Medical Protective Company, as the address of each of Mr. Buffett and Berkshire Hathaway Inc. The address of National Indemnity Company is listed as 1314 Douglas Street, Omaha, Nebraska 68102. The address of Medical Protective Company is listed as 5814 Reed Road, Fort Wayne, IN 46835.

(5)	Information is based on an Amendment to Schedule 13G filed with the SEC on February 12, 2018, by The Vanguard Group, a parent holding company. The Vanguard Group reported sole voting power with respect to 656,905 shares, sole dispositive power with respect to 36,110,995 shares, shared voting power with respect to 34,649 shares, and shared dispositive power with respect to 690,859 shares.

(6)	Information is based on an Amendment to Schedule 13G filed with the SEC on February 2, 2018, by Vanguard Chester Funds – Vanguard Primecap Fund. Vanguard Chester Funds – Vanguard Primecap Fund reported sole voting power with respect to 34,011,000 shares, no shared voting power, and no sole or shared dispositive power.

(7)	Information is based on an Amendment to Schedule 13G filed with the SEC on February 13, 2018, by FMR LLC. FMR LLC, a parent holding company, reported sole voting power with respect to 4,512,085 shares, sole dispositive power with respect to 30,264,869 shares, and no shared voting or dispositive power. In addition, Abigail P. Johnson, a Director, the Chairman, and the Chief Executive Officer of FMR LLC, reported sole dispositive power with respect to 30,264,869 shares, no shared dispositive power, and no sole or shared voting power. Further, according to the Amendment to Schedule 13G, members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. According to the Amendment to Schedule 13G, (i) the Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares; (ii) through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC; (iii) neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act of 1940 (the “Fidelity Funds”) advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees; and (iv) Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

Security Ownership of Management

The following table sets forth, as of February 28, 2018, information regarding the beneficial ownership of the Company’s common stock by each of the members of the Company’s Board of Directors, each of the executive officers of the Company named in the Summary Compensation Table, and all current executive officers and Directors as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
David W. Biegler(2)	45,976	*
J. Veronica Biggins	36,769	*
Douglas H. Brooks(3)	56,269	*
William H. Cunningham	70,469	*
John G. Denison(4)	47,769	*
Thomas W. Gilligan	5,281	*
Gary C. Kelly(5)	518,840	*
Grace D. Lieblein	5,661	*
Nancy B. Loeffler	36,227	*
John T. Montford	21,453	*
Ron Ricks	182,674	*
Robert E. Jordan(6)	43,266	*
Jeff Lamb(7)	20,986	*
Thomas M. Nealon	36,075	*
Tammy Romo(8)	53,656	*
Michael G. Van de Ven(9)	143,437	*
Current Executive Officers and Directors as a Group (18 persons)(10)	1,315,654	*

*	Less than 1%

(1)	Unless otherwise indicated, beneficial owners have sole rather than shared voting and investment power with respect to their shares, other than rights shared with spouses pursuant to joint tenancy or marital property laws.

(2)	Includes 4,707 shares held by Mr. Biegler’s spouse.

(3)	Includes 10,000 shares that Mr. Brooks had the right to acquire within 60 days pursuant to stock options.

(4)	Includes 10,000 shares that Mr. Denison had the right to acquire within 60 days pursuant to stock options.

(5)	Includes (i) 69,883 shares held in a family trust with respect to which Mr. Kelly serves as trustee and (ii) 69,891 shares held in a family trust with respect to which Mr. Kelly’s spouse serves as trustee.

(6)	Includes 10,446 shares held for Mr. Jordan’s account under the Company’s profit sharing plan, with respect to which he has the right to direct the voting.

(7)	Mr. Lamb’s employment as Executive Vice President Corporate Services ended effective June 30, 2017.

(8)	Includes 3,411 shares held for Ms. Romo’s account under the Company’s profit sharing plan, with respect to which she has the right to direct the voting.

(9)	Includes 685 shares held for Mr. Van de Ven’s account under the Company’s profit sharing plan, with respect to which he has the right to direct the voting.

(10)	In addition to the amounts disclosed in footnotes (2) through (6) and (8) through (9), with respect to the other executive officers of the Company, includes 792 shares held for an executive officer’s account under the Company’s profit sharing plan, with respect to which the executive officer has the right to direct the voting.

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

The Company is required to provide detailed compensation information in this Proxy Statement regarding its Chief Executive Officer, its Chief Financial Officer, each of its three other most highly compensated executive officers who were serving as such at the end of fiscal 2017, and one former executive officer who would have been among the three next most highly compensated executive officers had he been serving as an executive officer on December 31, 2017. For 2017, these executive officers, who will be referred to in this Proxy Statement as the “named executive officers,” were (i) Gary C. Kelly, Chairman of the Board & Chief Executive Officer; (ii) Tammy Romo, Executive Vice President & Chief Financial Officer; (iii) Thomas M. Nealon, President; (iv) Michael G. Van de Ven, Chief Operating Officer; (v) Robert E. Jordan, Executive Vice President Corporate Services; and (vi) Jeff Lamb, former Executive Vice President Corporate Services. For purposes of this Compensation Discussion and Analysis, the Compensation Committee will sometimes be referred to as the “Committee.”

EXECUTIVE SUMMARY

Set forth below is a summary of (i) the Company’s overall compensation objectives, (ii) the Committee’s related compensation philosophy, and (iii) the Committee’s compensation decisions for 2017.

Compensation Objectives and Philosophy

The Company’s compensation programs are designed to align with the Company’s Vision to become the world’s most loved, most flown, and most profitable airline. To support this Vision, the Committee maintains a strong and transparent pay-for-performance philosophy, with a substantial equity component. The Committee also believes in retention. Therefore, the Committee seeks to balance pay-for-performance with pay that is adequate for retention purposes and that is equitable internally.

Pay-for-Performance. To effect its pay-for-performance philosophy, the Committee emphasizes variable pay as a percentage of overall executive pay. For 2017, the Committee applied a structured and transparent approach to pay-for-performance through the incorporation of the following four variable pay components:

•	performance-based cash incentive opportunities, the ultimate value of which was based on the Company’s performance relative to multiple metrics set forth in the Company’s 2017 Management Incentive Scorecard that were tied to the Company’s Vision and key strategic and business objectives;

•	discretionary cash bonus opportunities, the ultimate value of which was based on subjective determinations regarding the named executive officers’ individual performance for 2017;

•	long-term equity incentive opportunities in the form of service-based, time-vesting restricted stock units (“RSUs”), the ultimate value of which will be based on the Company’s stock price performance over multiple years; and

•	long-term performance-based equity incentive opportunities in the form of performance-based RSUs, the ultimate value of which will be based on the Company’s pre-tax Return on Invested Capital (“ROIC”) performance over a three-year period, a metric chosen because of its significance to the Company’s Shareholders.

Retention. To address retention, the Committee seeks to balance external market competitive considerations and internal equity. The Committee believes that, to be competitive, executive compensation should be within a reasonable range of median compensation, based on available market data both within and outside of the airline industry. The Committee uses this information as a reference point along with its considerations of relative named executive officer roles, responsibilities, performance, and tenure. For purposes of this Compensation Discussion and Analysis, references to the adequacy, appropriateness, and competitiveness (and similar references), as well as comparisons to market, should be interpreted in the context of this Committee objective. The market data considered by the Committee is discussed below under “Role of Independent Compensation Consultant; Benchmarking; Market Data.”

The charts on the following page show each element of compensation as a percentage of total compensation for current named executive officers for 2017 and demonstrate the Committee’s commitment to pay-for-performance, with an emphasis on equity.

Compensation Elements as a Percentage of 2017 Total Compensation*
Gary C. Kelly
Tammy Romo
Thomas M. Nealon
Michael G. Van de Ven
Robert E. Jordan

*Amounts include compensation to the extent required to be reported in the Summary Compensation Table pursuant to the compensation disclosure rules of the SEC. A chart is not included for Mr. Lamb due to his resignation from employment with the Company effective June 30, 2017.

Summary of 2017 Executive Compensation

2017 Base Pay. Prior to 2017, Mr. Kelly had not received a base pay increase since February 2011. As a result, his base pay had continued to lag significantly below market. In February 2017, given the Company’s outstanding financial performance since 2011, in particular its exceptional performance over the three years ended December 31, 2016, the Committee decided it was the appropriate time to increase Mr. Kelly’s base pay. Therefore, the Committee increased Mr. Kelly’s salary from $675,000 to $750,000 in order to address his gap to market to some degree. In January 2017, Mr. Nealon was promoted to President and Mr. Van de Ven was promoted to Chief Operating Officer, each with significantly increased responsibilities. In connection with their promotions, in February 2017, the Committee established both of their base salaries at $520,000. In addition, in February 2017, Ms. Romo received a 3.3 percent base pay increase, reflecting her increased tenure and responsibility in her position as Executive Vice President & Chief Financial Officer and to prevent her below-market base from dropping further below market. Also in February 2017, Mr. Lamb received a 2.2 percent increase, which aligned him with Mr. Jordan, who did not receive an increase.

Additional information regarding 2017 base pay is provided below under “Determination of 2017 Executive Compensation; Analysis of Individual Compensation Elements – Salary.”

2017 Short-Term Incentive Compensation. For 2017, 80 percent of each of the named executive officer’s short-term incentive compensation opportunity was based on the Company’s performance relative to multiple pre-established performance metrics set forth in the Company’s “Management Incentive Scorecard.” The related amounts received by the named executive officers are disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table and were based on Company performance at 90.4 percent of target. The specific performance metrics, targets, and performance results are disclosed below under “Determination of 2017 Executive Compensation; Analysis of Individual Compensation Elements – Short-Term Incentive Compensation.” Each of the named executive officers also received a subjectively-determined discretionary bonus, based on individual performance and contributions to the Company’s results. The related amounts received by the named executive officers are disclosed in the “Bonus” column of the Summary Compensation Table and are also discussed in more detail below under “Determination of 2017 Executive Compensation; Analysis of Individual Compensation Elements – Short-Term Incentive Compensation.” For purposes of this Compensation Discussion and Analysis, the terms “short-term incentive” and “short-term incentive compensation” are used to describe the amounts disclosed in both columns. In 2017, taking into account the Company’s sustained outstanding financial performance, the Committee increased Mr. Kelly’s total short-term incentive opportunity from 150 percent of base to 175 percent of base to help bring his total compensation closer to market through variable, performance-based pay. Mr. Nealon’s and Mr. Van de Ven’s short-term incentive opportunities increased from 120 percent of base to 135 percent of base in connection with their promotions. Ms. Romo’s, Mr. Jordan’s, and Mr. Lamb’s short-term incentive opportunities remained at 120 percent of base.

2017 Long-Term Incentive Compensation. The Committee believes that equity should constitute a strong component of overall compensation and a significant percentage of base pay. For 2017, Mr. Kelly’s total equity awards increased in value to 700 percent of base, from 600 percent of base in 2016, reflecting the Committee’s desire to bring Mr. Kelly’s total compensation closer to market primarily through equity-based compensation. The value of the other named executive officers’ 2017 equity awards ranged from 380 percent of base to 400 percent of base.

Additional detail regarding 2017 equity grants is included below under “Determination of 2017 Executive Compensation; Analysis of Individual Compensation Elements – Long-Term Incentive Compensation.”

COMPENSATION COMMITTEE’S CONSIDERATION OF 2017 SAY-ON-PAY VOTE

At its 2017 Annual Meeting of Shareholders, votes in favor of approving the Company’s named executive officer compensation constituted over 95 percent of the shares voted either for or against the proposal. The Committee interpreted the results of the Company’s 2017 say-on-pay vote as a continued endorsement of (i) the Committee’s overall compensation philosophy and structure, (ii) the Company’s executive pay levels generally, and (iii)  the Committee’s justifications for its individual executive compensation decisions.

ROLE OF INDEPENDENT COMPENSATION CONSULTANT; BENCHMARKING; MARKET DATA

The Committee receives information and input from its independent compensation consultant regarding, among other matters, market data and competitive compensation trends and practices. With respect to 2017, the data provided by the consultant included reviews of the named executive officers’ base salary, annual bonus/short-term incentive compensation, total cash compensation (base salary plus annual bonus/short-term incentive compensation), long-term incentive compensation (equity), and total direct compensation (total cash compensation plus long-term incentive compensation) relative to similar positions reported in the databases below.

General Industry – Comparable Companies

Towers Watson 2016 General Industry Executive Compensation Database.

From this database, the compensation consultant identified 48 companies that were considered to be representative of consumer-oriented businesses and/or transportation services. (1)

General Industry – Total Sample	Towers Watson 2016 General Industry Executive Compensation Database (484 companies).
Airline Data	American Airlines Group, Inc., Delta Air Lines, Inc., and United Continental Holdings, Inc. (2)

(1)	Where possible, the data was adjusted by the independent consultant to take into account differences in company size.

(2)	The Committee focused on these three airlines as the most relevant (e.g., from a competitive hiring standpoint). The airline data was based on 2015 compensation data reported in these airlines’ 2016 proxy statements and was not aged. In addition, the data was discounted to take into account differences in revenues between these airlines and the Company.

In composing the Company’s peer groups, the Committee’s independent consultant places principal focus on comparable companies in consumer-oriented businesses (General Industry – Comparable Companies). The Committee views this group as representative of organizations that are relevant for monitoring the adequacy of the Company’s executive pay levels and evaluating company performance. Other airlines are constituents of this group, and the independent consultant calls out practices of select airlines for additional context on key positions. In addition, to provide broader market context, the independent consultant provides the Committee with data derived from other transportation and general industry companies.

In referencing market data, the Committee did not directly target any individual named executive officer’s compensation; rather, the market data provided context for the Committee’s judgment as to what it considered to be appropriate pay. The Committee does not directly target named executive officer compensation to specific market data because (i) the market data is not necessarily comprehensive; and (ii) in particular with respect to airlines, the data does not always include good matches to the Company’s executive positions, which in many cases involve a unique combination of responsibilities that do not correspond directly to the roles that are included in available market data. In addition, because of the limited amount of airline industry data, the Committee deems it advisable to reference the broader compensation data provided by general industry surveys, which also serve as indicators of the named executive officers’ potential value to other organizations who might seek to hire them.

INTERNAL EQUITY; ROLE OF MANAGEMENT

Because approximately 83 percent of the Company’s Employees are subject to collective bargaining agreements that govern their compensation structure (these Employees are referred to as “contract Employees”), these negotiated agreements factor significantly into Company-wide compensation decisions, including executive compensation decisions. In approaching executive compensation decisions, the Committee seeks to balance market-appropriate levels of compensation and internal equity. The Committee considers internal equity by assessing the roles, responsibilities, and levels of accountability of the named executive officers relative to (i) each other; (ii) other officers; and (iii) other Employees, including contract Employees. The Committee also considers a named executive officer’s tenure in his or her current role. For purposes of this Compensation Discussion and Analysis, references to “internal equity” should be interpreted in this context.

At the Committee’s request:

•	Mr. Kelly and the Company’s People Department Leader (including Mr. Lamb while he was employed by the Company) (i) provide regular input regarding overall compensation designs and recommendations presented to the Committee and (ii) review with the Committee the relative roles and responsibilities of the Company’s other executive officers;

•	Mr. Kelly reviews with the Committee the relative performance of the Company’s other executive officers and provides input with respect to their compensation generally and their compensation relative to each other; and

•	The Company’s People Department Leader works with the Committee Chair and the Committee’s independent consultant to provide market data and recommendations with respect to Mr. Kelly’s compensation.

The input from Mr. Kelly and the Company’s People Department Leader not only assists the Committee with its compensation determinations, it serves a valuable purpose in connection with the Company’s succession planning. Although the Committee is not obligated to accept any of Mr. Kelly’s recommendations, the Committee gives considerable weight to any such recommendations because of Mr. Kelly’s ability to directly observe, on a day-to-day basis, each officer’s contributions and performance. In addition, Mr. Kelly regularly travels to visit with Employees at all levels in varying locations and is able to relay Employee concerns that he believes should be considered by the Committee as it addresses matters of internal equity. Additional information regarding management’s role with respect to executive compensation determinations is included below.

DETERMINATION OF 2017 EXECUTIVE COMPENSATION; ANALYSIS OF INDIVIDUAL COMPENSATION ELEMENTS

Set forth below is a discussion of (i) each of the elements of the Company’s compensation program for all non-contract Employees, including the Company’s named executive officers; (ii) the purposes and objectives associated with each element; (iii) the manner in which each element fits within the Company’s overall compensation objectives and decisions with respect to other elements; (iv) the Committee’s determinations regarding the amounts paid to each of the named executive officers for 2017; and (v) where applicable, the involvement of the Committee’s independent consultant and members of management in compensation decisions.

Salary

Objective of Base Pay. The Committee’s objective with respect to base pay is to provide a reasonable base level of monthly income relative to an Employee’s job responsibilities, skills, tenure with the Company and tenure in the current position with the Company, performance, and the market for the Employee’s skills (both within and outside of the airline industry).

Approach to 2017 Base Pay; Individual Base Pay Determinations for the Named Executive Officers and Pay Relative to Each Other. During 2017, Mr. Kelly received his first increase in base pay since 2011. The Committee deemed it to be an appropriate time to increase Mr. Kelly’s base pay, considering the Company’s outstanding financial performance since 2011, in particular its exceptional performance over the three years ended December 31, 2016. Mr. Kelly received an 11.1 percent base pay increase, which was still significantly lower than what market data would have supported. As discussed further below, the Committee continued to focus on variable, performance-based compensation, in particular equity, to bring Mr. Kelly’s overall pay opportunities closer to market. As a result, Mr. Kelly’s guaranteed base pay decreased as a percentage of his total compensation opportunity.

Mr. Van de Ven received a 9.5 percent increase in base pay to reflect the increased level of responsibilities associated with his role beginning in January 2017, as well as to bring his base closer to market median and adjust it relative to Mr. Kelly’s base pay. Mr. Nealon received a 13.0 percent increase in base pay, also to reflect the increased level of responsibilities associated with his role beginning in January 2017, and to adjust his base relative to Mr. Kelly’s base pay. In addition, reflecting internal equity considerations, Mr. Nealon’s increase aligned his base pay with Mr. Van de Ven’s.

Going into 2017, Ms. Romo’s base pay continued to be well below market. Therefore, she received a 3.3 percent increase in base pay to prevent it from dropping further below market, as well as to take into account her performance and her increased tenure and responsibility in her position as Executive Vice President & Chief Financial Officer. Reflecting internal equity considerations, Mr. Lamb received a base pay increase of 2.2 percent to match his base to that of Mr. Jordan, who did not receive an increase in base during 2017. As a result of the Committee’s decisions, the base pay amounts for Ms. Romo, Mr. Jordan, and Mr. Lamb were all within a 1.1 percent range.

Short-Term Incentive Compensation

Objectives of Short-Term Incentive Compensation. The Committee believes short-term incentive compensation opportunities are necessary to attract and retain Employees at the supervisor level and above, in particular at the officer level, given the prevalence of performance-based compensation arrangements in the market in which the Company competes for executive talent. Short-term incentive compensation opportunities are also provided at these levels generally to (i) reflect the additional time, responsibility, and accountability associated with these positions, in particular senior executive positions; (ii) create total compensation opportunities that are within a reasonable range of median in the marketplace; and (iii) further incentivize management to contribute to the Company’s overall annual performance.

Approach to 2017 Short-Term Incentive Compensation.

General. The Committee provides a structured and transparent approach to the named executive officers’ short-term incentive opportunities by providing most of their opportunities pursuant to the Company’s Senior Executive Short Term Incentive Plan (the “Incentive Plan”), which provides for the payment of cash bonuses based on performance measures and targets that are pre-established by the Committee.

For 2017, (i) 80 percent of each named executive officer’s short-term incentive compensation opportunity was pursuant to the Incentive Plan and was therefore dependent on Company performance relative to pre-established metrics, and (ii) 20 percent was based on the Committee’s subjective and discretionary determinations regarding the named executive officers’ individual contributions to Company performance. Poor individual performance could negate any compensation that might otherwise have been earned under the Incentive Plan based on Company performance.

The named executive officers were presented with a target short-term incentive opportunity (applicable to both the Incentive Plan opportunity and the discretionary bonus opportunity) equal to a percent of their base salary in accordance with the table below, with differences in percentages reflecting differences in levels of responsibility.

	2017 Target Short-Term Incentive Opportunity (Percentage of Base Salary)	2016 Target Short-Term Incentive Opportunity (Percentage of Base Salary)
Gary C. Kelly	175%	150%
Thomas M. Nealon	135%	120%
Michael G. Van de Ven	135%	120%
Tammy Romo Robert E. Jordan Jeff Lamb	120%	120%

The total short-term incentive payout for each named executive officer could range between zero and 150 percent of the named executive officer’s target short-term incentive opportunity depending on performance (both Company and individual).

In 2017, taking into account the Company’s sustained exceptional financial performance over the three years ended December 31, 2016, the Committee increased Mr. Kelly’s target short-term incentive opportunity to address the significant gap between market and Mr. Kelly’s short-term incentive and total cash opportunities. Mr. Nealon and Mr. Van de Ven received increases in their short-term incentive opportunities, in equal percentages, to take into account their promotions and related increased levels of responsibilities.

Performance-Based Short-Term Incentive Compensation Opportunities under the Incentive Plan and Related Payouts. Pursuant to the Incentive Plan, the Committee established 2017 performance metrics and targets based on the Company’s 2017 Management Incentive Scorecard (the “Scorecard”). The Scorecard included ten specific metrics within four general Scorecard standards. The general Scorecard standards, each of which were weighted, corresponded with (i) the Company’s publicly stated Vision to become the world’s most loved, most flown, and most profitable airline; and (ii) the Company’s related key strategic and business objectives. The Company performed at 90.4 percent of target for 2017, compared with Company performance at 112.6 percent of target for 2016. This resulted in year-over-year decreases in the amounts shown for Ms. Romo, Mr. Van de Ven, and Mr. Jordan in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Mr. Kelly’s payout would not have increased but for the increases in his base pay and target short-term incentive opportunity as a percentage of base pay, each of which is explained above. Due to his resignation from employment in June 2017, Mr. Lamb did not receive a short-term incentive payout.

The specific metrics, targets, and weightings established with respect to the Scorecard, as well as the results and payout percentages with respect to 2017, are set forth in the table below.

2017 Management Incentive Scorecard

Scorecard Standards
Strategic & Business Objectives (25.00%)	Metric Weight	Target Range					Component Payout Percentage
Strategic Technology Initiatives	6.25%	(Subjective: 0-150%)					92.5%
Reliability & Hospitality	6.25%	(Subjective: 0-150%)					100.0%

Fleet Modernization	6.25%	(Subjective: 0-150%)					150.0%
Infrastructure Construction Programs	6.25%	(Subjective: 0-150%)					150.0%
Most Profitable (50.00%)	Metric Weight	Target Range					2017 Actual	% of Target
		0% Threshold	50% Award	75% Award	100% Target	150% Max

RASM(1)	16.66%	13.01¢	13.15¢	13.28¢	13.71¢	13.97¢	13.76¢	109.6%
CASM ex Fuel & Profitsharing(2)	16.66%	8.43¢	8.39¢	8.37¢	8.35¢	8.29¢	8.50¢	0.0%
Return on Invested Capital (ROIC)(3)	16.66%	15.0%	17.5%	20.0%	25.0%	30.0%	25.9%	109.4%
Most Flown (8.33%)

Ontime Performance(4)	8.33%	78.0%	80.5%	81.0%	81.5%	83.5%	78.7%	13.0%
Most Loved (16.66%)

Net Promotor Score(5)	8.33%	64.0%	66.0%	66.5%	68.0%	68.5%	69.0%	150.0%

Voluntary Turnover(6)	8.33%	3.00%	2.80%	2.70%	2.60%	2.35%	2.53%	114.7%

	Total Payout (Percentage of Target) for Company Performance							90.4%

(1)	Calculated as operating revenues divided by available seat miles of 153.8 billion, which is a measure of operating revenue production based on the total available seat miles flown.

(2)	Calculated as total operating expenses (excluding fuel and oil expense, profitsharing expense, and special items*), divided by available seat miles of 153.8 billion, which is the average cost to fly an aircraft seat (empty or full) one mile.

(3)	ROIC was measured before taxes and excluded special items*.

(4)	Number of scheduled flights that arrived less than 15 minutes after scheduled arrival time divided by total scheduled flights.

(5)	(Total promoters-total detractors) divided by total survey participants.

(6)	Total voluntary terminations divided by total number of employees available for termination.

*Additional information regarding special items is included in the accompanying reconciliation tables. See Note Regarding Use of Non-GAAP Financial Measures at the end of this Compensation Discussion and Analysis.

The Committee believes the Scorecard provided appropriate metrics and targets for use under the Incentive Plan because (i) the Scorecard metrics and targets directly tie to the Company’s Vision and key strategic and business objectives; (ii) the Scorecard creates a multi-dimensional mechanism to determine overall short-term incentive funding based on Company performance, so that factors that are deemed significant to the industry and operational performance may be considered in addition to financial measures; (iii) there is a strong correlation between the Scorecard and the manner in which the Company manages and measures its own performance generally, as the goals are highly relevant to the Company, its Shareholders, its Customers, and its Employees; (iv) the Scorecard has been in existence and communicated in varying forms for over a decade and therefore incorporates standards with which Employees are already familiar and to which Employees are likely to respond; (v) the Scorecard provides visibility to the Committee regarding what management communicates to its Employees as important; (vi) the Scorecard enables the Committee to take into account the Chief Executive Officer’s specific views regarding the areas within the Scorecard that require the most focus; (vii) the use of a multi-dimensional guide for short-term incentives mitigates the risk that can be created when financial results are the only drivers of incentive payments; and (viii) individualized objectives can be customized based on applicable goals within the Scorecard.

Discretionary Bonus Determinations for the Named Executive Officers and Pay Relative to Each Other; Use of Discretion. The Committee approved individual named executive officer discretionary bonus amounts based on (i) the named executive officers’ individual contributions to the Company’s performance (including their individual performance relative to the factors covered by the Scorecard); (ii) the nature and extent of the Company’s accomplishments; (iii) input from the Chief Executive Officer with respect to the other named executive officers; (iv) individual contributions, roles, and responsibilities, which, by their nature, can involve subjective assessments; and (v) other factors the Committee deemed significant.

The Committee believed, and continues to believe, that it is appropriate and in the best interests of the Company for the Committee to ultimately retain some discretion to use its common sense in determining a portion of the named executive officers’ short-term incentive compensation based on a subjective view of individual performance. The Committee believes that retaining this discretion provides the Company and/or the Committee with the flexibility to:

•	consider a variety of factors in assessing individual contributions depending on the nature of an individual’s roles and responsibilities within the Company;

•	evaluate individual goals and payouts in light of unexpected events or changes in the industry and related changes in business strategies, thereby minimizing the risk that individuals will continue to focus on areas that become less relevant just to achieve a bonus payout;

•	reward individuals for the Company’s superior operational and financial performance relative to its peers during periods when the Company and its peers must react to adverse events that are out of the Company’s control (e.g., fuel costs, economic fluctuations, competitor actions, weather events, natural disasters, terrorist threats, and other events that can influence the Company’s business plan and strategies); and

•	re-focus Employee energy when an unanticipated opportunity arises that could lead to long-term benefits, and reward related individual contributions.

In determining the size of the named executive officers’ discretionary bonuses, the Committee took into account the factors discussed below for each named executive officer. In determining the size of these bonuses relative to other Employees of the Company, the Committee took into account the fact that these are the individuals who, because of their roles and responsibilities, have the ability to most directly impact the Company’s overall results, as well as the most accountability for the Company’s results.

Chief Executive Officer. Mr. Kelly received a discretionary bonus equal to 90.4 percent of target. For 2017, the Committee deemed it appropriate that Mr. Kelly’s individual performance be tied to the Company’s overall performance, both positive and negative, given his overall leadership, responsibility, and accountability with respect to the Company’s Vision, as well as each of the Company’s related strategic and business objectives, goals, and results.

Other Named Executive Officers. As with Mr. Kelly, given Mr. Nealon’s and Mr. Van de Ven’s enhanced leadership roles with the Company, for 2017, the Committee deemed it appropriate to tie their discretionary bonus percentages to the Company’s overall performance relative to its Scorecard. The Committee considered Mr. Nealon’s and Mr. Van de Ven’s increased responsibility and accountability for the Company’s overall performance, compared to their narrower responsibilities in their prior roles.

Ms. Romo and Mr. Jordan each received a discretionary bonus equal to 100 percent of target, reflecting their individual contributions to the Company’s Vision and initiatives, including, among others, (i) Ms. Romo’s overall contributions with respect to the Company’s strategic planning and, in particular, her highly successful management of the Company’s capital and liquidity plans, the Company’s upgraded credit ratings from Moody’s and Standard & Poor’s, and the Company’s issuance of unsecured debt at the tightest spreads and lowest yields in the Company’s history; and (ii) Mr. Jordan’s productive transition to Executive Vice President Corporate Services, his related contributions with respect to the progress and success of the Company’s construction and Employee experience initiatives, and his continued contributions with respect to the Commercial Team’s Reliability and Hospitality initiatives, in particular the Company’s resulting outstanding Net Promoter Score. Due to his resignation from employment in June 2017, Mr. Lamb did not receive a discretionary bonus.

In assessing the individual performance of the named executive officers other than Mr. Kelly, the Committee relied heavily on Mr. Kelly’s input regarding such officers’ relative roles, scope of responsibilities, and performance with respect to the Company’s 2017 results.

Long-Term Incentive Compensation

Objectives of Equity Compensation. Equity awards are used by the Company (i) to serve as a performance-based method to bring executive compensation closer to market median; (ii) to attract and retain Employees; (iii) as an incentive and reward for achievement of the Company’s long-term objectives; and (iv) to further align the interests of the Company’s Employees with those of its Shareholders. Because the Company is subject to regulatory limits on the number of shares it may issue pursuant to awards under equity plans, equity awards are limited to senior management level Employees and to members of the Board of Directors. The Committee, with the input of its independent consultant, has concluded that senior management positions continue to be the positions with respect to which equity can most effectively serve as an attraction and retention mechanism. In addition, equity serves as a mechanism to further align senior management’s compensation with the Company’s overall business results. With respect to other Employees, the Company places more emphasis on cash compensation.

Approach to Equity Compensation. The Committee believes that equity should constitute a strong component of overall compensation. The Committee applies its judgment in determining the size of long-term incentive (equity) awards, which involves informing itself of practices and levels of equity pay in the market for a given position. Based on this information, the Committee has established the size of equity awards as a percentage of base pay, having taken into account internal equity, prior year awards, total direct compensation for each individual, and an individual’s specific performance.

During 2017, the Committee granted equity awards in the form of service-based, time-vesting RSUs and performance-based RSUs that are settleable in shares of common stock. Reflecting its desire to continue to increase performance-based compensation as a percentage of total compensation, over the past few years, the Committee has been gradually increasing the value of performance-based RSUs as a percentage of total RSUs for the named executive officers, with the eventual goal of achieving a 50/50 split. As shown in the Grants of Plan-Based Awards in Fiscal 2017 table, the ultimate value of each of the named executive officer’s performance-based RSUs will be based on the Company’s average ROIC over a three-year period. The number of performance-based RSUs and the number of shares of the Company’s common stock to be issued, if any, as of the vesting date will be based on the achievement of the targets in the following table. In addition, the percentage of performance-based RSUs that will vest will be interpolated between the targets in the following table only after a minimum performance level has been achieved.

Performance Period	Vesting Date	ROIC in Performance Period(1)	Number of Performance- Based RSUs Vesting and Settleable in Common Stock as of the Vesting Date
January 1, 2017 through December 31, 2019	February 21, 2020(2)	13.0% or less	Grant Amount x 0%
		16.0%	Grant Amount x 100%
		20.0%	Grant Amount x 150%
		23.0%	Grant Amount x 175%
		25.0% or greater	Grant Amount x 200%

(1)	See Note Regarding Use of Non-GAAP Financial Measures at the end of this Compensation Discussion and Analysis.

(2)	Other than in connection with death or disability, vesting is subject to the individual’s continued service as an Employee, Board member, or advisor through the vesting date.

Individual Equity Determinations for the Named Executive Officers.

Chief Executive Officer. During 2017, the Committee granted long-term equity incentive awards to Mr. Kelly with a total grant date fair value of $5,250,010, representing an increase from 600 percent of his base pay in 2016 to 700 percent of base for 2017 and a 30 percent year-over-year increase in value. In approving this increase, the Committee considered retention and referenced market data, which indicated that Mr. Kelly’s total direct compensation continued to be significantly below market. Reflecting the Committee’s commitment to variable, performance-based compensation, the Committee chose to focus most on increasing Mr. Kelly’s equity to bring his total compensation closer to market. For the same reason, Mr. Kelly’s performance-based RSUs increased as a percentage of total RSUs, from 35 percent of total RSUs in 2016 to 40 percent in 2017.

Other Named Executive Officers. Mr. Nealon’s equity award increased as a percentage of base pay from 300 percent to 400 percent in connection with his promotion and to bring his percentage in line with Mr. Van de Ven’s, whose award remained at 400 percent of base from 2016 to 2017; however, Mr. Van de Ven’s performance-based RSUs increased as a percentage of total RSUs from 25 percent to 35 percent. Mr. Nealon’s performance-based RSUs as a percentage of total RSUs remained at 50 percent. Likewise reflecting the Committee’s focus on performance-based compensation, Ms. Romo’s equity compensation increased as a percentage of base pay from 300 percent to 380 percent, and Mr. Lamb’s equity compensation increased as a percentage of base pay from 360 percent to 380 percent, which aligned both Ms. Romo and Mr. Lamb with Mr. Jordan. In addition, Ms. Romo’s performance-based RSUs increased as a percentage of total RSUs from 40 percent to 50 percent and Mr. Jordan’s and Mr. Lamb’s from 25 percent to 35 percent. As with the Chief Executive Officer’s grants, the Committee considered retention and referenced market data as a guide for determining an appropriate relative value for these individuals’ long-term incentive awards.

Tax Considerations; Timing of Grants. Section 162(m) (“Section 162(m)”) of the Internal Revenue Code generally limits to $1,000,000 the U.S. federal income tax deductibility of compensation paid in one year to certain named executive officers, including compensation deemed to be received upon vesting of RSUs. Prior to the Tax Cuts and Jobs Act (“2017 Tax Reform Act”) that was signed into law on December 22, 2017, Section 162(m) provided an exception to such limitation for certain performance-based compensation (the “162(m) Exception”), including for performance-based RSUs.

The 2017 Tax Reform Act eliminated the 162(m) Exception. As a result, except to the extent that compensatory awards or agreements are “grandfathered” (as provided in the 2017 Tax Reform Act), the Company’s ability to rely on the 162(m) Exception was eliminated beginning in 2018 and the limitation on deductibility under Section 162(m) was expanded to include all named executive officers and certain former named executive officers. As a result, although performance-based compensation granted to the named executive officers prior to the 2017 Tax Reform Act, including performance-based RSUs that were granted under the Company’s Amended and Restated 2007 Equity Incentive Plan, were designed to satisfy the conditions of the 162(m) Exception, the Company may be precluded from taking a federal income tax deduction for any compensation paid to its named executive officers, and former named executive officers, in excess of $1,000,000.

Retirement Benefits

The Committee does not specifically consider the value of its tax-qualified retirement plans when establishing other compensation elements and amounts for the named executive officers because of the broad-based nature of these benefits. Southwest offers tax-qualified 401(k) and profit sharing plans to all eligible Employees, including the named executive officers. Southwest’s 401(k) and profit sharing plans are intended to be competitive in the market and include five-year graded vesting provisions that are designed to contribute to Employee loyalty and retention. Southwest’s company 401(k) plan provides for a dollar-for-dollar match on non-Pilot Employee contributions, subject to limits specified by the Board, applicable collective bargaining agreements, and the Internal Revenue Code and applicable Treasury Regulations. Southwest also sponsors a Pilots’ 401(k) plan that gave each eligible Pilot a fully-vested non-elective Company contribution equal to 13.4 percent of such Pilot’s eligible compensation for 2017.

Southwest’s profit sharing plan provides for an annual Company contribution to Employee accounts equal to an amount determined by the Board in its sole discretion. Historically, this has been a uniform percentage of each Employee’s compensation up to an amount that is cumulatively equal to 15 percent of the Company’s annual net operating profit (as defined in the plan) for the year. With respect to the 2017 plan year, for all Employees other than the Pilot work group, the Company allocated 10 percent of each Employee’s eligible compensation as a contribution to the profit sharing plan and paid approximately 1.37 percent of the Employee’s eligible compensation in cash (“Cash Profit Sharing”). In accordance with the Pilots’ election under their collective bargaining agreement, Pilots received approximately 11.37 percent of their eligible compensation as a contribution to the profit sharing plan. The profit sharing plan is intended to serve as an incentive and reward to Employees because the plan is based on overall Company profitability. The numbers in the “All Other Compensation” column of the Summary Compensation Table reflect fluctuations in profit sharing contributions based on fluctuations in the Company’s profitability for the three years covered by the table. The Committee has approved a cash payment to all of the Company’s officers equal to Company contributions they would have received in profit sharing, but for the application of the limits set forth in Section 401(a)(17) of the Internal Revenue Code. The Committee’s decision aligned this officer benefit with the benefits to which the Company’s Pilots are entitled pursuant to their collective bargaining agreement, as well as Mr. Kelly’s right to the excess amount pursuant to his individual deferred compensation arrangement discussed below.

Nonqualified Deferred Compensation

Southwest offers nonqualified deferred compensation arrangements to a select group of Employees who are subject to certain limits established by the Internal Revenue Code with respect to qualified plan contributions. Because these arrangements, by their nature, are tied to the qualified plan benefits, they have not been considered when establishing salary and bonus elements and amounts. The Company’s excess benefit plan is available to a select group of Employees with amounts that cannot be contributed to the 401(k) or profit sharing plans due to limits under Section 415(c) of the Internal Revenue Code. Named executive officers who do not elect to participate in the Company’s excess benefit plan receive payment in the form of cash equal to the contribution the executive would have otherwise been entitled to receive under the profit sharing and 401(k) plans but for the application of the limits of Section 415(c) of the Internal Revenue Code. The cash payment is made at the same time as the named executive officer would have otherwise received a contribution to the excess benefit plan. The excess benefit plan is discussed in more detail below under “Nonqualified Deferred Compensation in Fiscal 2017.”

The Company has also adopted the Deferred Compensation Plan for Senior Leadership and Non-Employee Members of the Southwest Airlines Co. Board of Directors (the “SMC Deferred Compensation Plan”). With respect to plan years prior to the 2018 plan year, pursuant to such plan, officers of the Company who were not eligible to participate in the Company’s 2005 Deferred Compensation Plan for Pilots could, prior to each plan year, irrevocably elect to defer a portion of their compensation otherwise payable to them with respect to such plan year; provided that they had also irrevocably elected to contribute to the Company’s 401(k) plan the lesser of (i) the maximum elective deferral permitted by the Internal Revenue Code or (ii) the maximum elective contributions permitted under the terms of the 401(k) plan with respect to such plan year. Beginning with the 2018 plan year, the SMC Deferred Compensation Plan is no longer connected to the Company’s 401(k) plan. This means that officers who elected in 2017 to participate in the SMC Deferred Compensation Plan in 2018 could irrevocably elect to defer up to 50 percent of their compensation otherwise payable to them for 2018 and 100 percent of any bonus amounts they earn for 2018, regardless of how much they contribute to the 401(k) plan. Pursuant to the SMC Deferred Compensation Plan, non-Employee members of the Board also may, prior to each plan year, irrevocably elect to contribute all or a portion of their annual cash retainer fees otherwise payable to them with respect to such plan year. Southwest also maintains two nonqualified deferred compensation plans that are available to Pilots only, pursuant to the terms of their collective bargaining agreement. In addition, Mr. Kelly has an individual deferred compensation arrangement pursuant to which the Company credits to Mr. Kelly’s account an amount equal to any Company contributions that would have otherwise been made on his behalf to the Company’s qualified plans, but that exceed the limits under Sections 415(c) and 401(a)(17) of the Internal Revenue Code for qualified plans. Mr. Kelly’s deferred compensation bears interest at ten percent, the interest rate established in 1982 when the first arrangement of this type was put into place with respect to the Company’s Chairman Emeritus, Mr. Herbert D. Kelleher. Mr. Kelly’s deferred compensation arrangement is discussed in more detail below under “Nonqualified Deferred Compensation in Fiscal 2017.”

Change-in-Control Arrangements

The Company has established change-in-control arrangements for all of its Employees for the purpose of offering protection in the event of a termination of employment following a change-in-control. All officers of the Company are parties to the Company’s Executive Service Recognition Plan Executive Employment Agreements. In general, in the event of termination subsequent to a change-in-control, these agreements provide for a maximum incremental benefit approximately equal to (i) one year of salary and (ii) two years of bonus. In addition, the Company’s equity plans provide for acceleration of any unvested stock options (but not RSUs) at the time of a change-in-control. The terms of these arrangements are discussed in detail below under “Potential Payments Upon Termination or Change-in-Control.”

The remainder of the Company’s Employees are provided change-in-control benefits through the Company’s Change of Control Severance Pay Plan (to the extent they are not otherwise beneficiaries of an enforceable contract with the Company providing for severance payments in the event of a reduction in force or furlough).

The Company’s change-in-control arrangements were all put in place in the 1980s and do not have any impact on the Company’s other compensation elements because any incremental benefit from these arrangements is not triggered unless there is a termination of employment following a change-in-control. The Company believes it is appropriate to keep these arrangements in place, in particular for the Company’s officers, because the Company believes they serve to (i) continue to attract and retain well-qualified executive personnel and (ii) enhance the ability of the Company to retain officers to carry on the Company’s business as usual in the event of any real or rumored possibilities of a change-in-control of the Company. In particular, with respect to the Chief Executive Officer, a change-in-control arrangement is intended to provide some assurance that, should the Company receive proposals from third parties with respect to its future, he can, without being influenced by the uncertainties of his own situation, (i) assess such proposals, (ii) formulate an objective opinion as to whether or not such proposals would be in the best interests of the Company and its Shareholders, and (iii) take any other action regarding such proposals as the Board might determine to be appropriate.

Perquisites and Other Benefits

All of the Company’s Employees and their immediate family members are eligible to fly free on Southwest Airlines on a standby basis, and officers of the Company and their spouses and dependent children are eligible to fly free on Southwest Airlines on a reserved seat basis. In addition, during 2017, officers of the

Company were entitled, at their election, to an annual deposit of 225,000 Rapid Rewards points to their Rapid Rewards account. During 2017, the Company’s officers and their spouses were also eligible, at their election, to participate in an executive health program that is part of the Southwest Airlines Co. Welfare Benefit Plan.

The Committee believes the differences in the rights of the Company’s officers compared to the rights of other Employees are justified based on the additional time, responsibilities, and accountability associated with the officer positions. In addition, the differences reflect a cost/benefit analysis associated with whether or not to provide officer level flight privileges to all Employees. The named executive officers, like the Company’s other contract and non-contract Employees, also participate in various Employee benefit plans, including medical and dental care plans; life, accidental death and dismemberment and disability insurance; and paid time off. These elements of compensation are not taken into account by the Committee when establishing salary and bonus elements and amounts.

Significant Corporate Governance and Compensation Policies and Practices

Clawback Policy. The Committee has adopted a clawback policy, pursuant to which, to the extent permitted by governing law, the Company may seek to recoup certain incentive-based compensation in the event the Company is required to restate its publicly reported financial statements due to material noncompliance with any financial reporting requirement under the securities laws as a result of misconduct.

Share Ownership Guidelines. The Committee has adopted share ownership guidelines for the Company’s executive officers and Board members. The Company’s Chief Executive Officer is expected to meet a share ownership level with a value equal to or exceeding five times his annual base salary, and all other executive officers are expected to meet a share ownership level with a value equal to or exceeding three times their annual base salary. Members of the Board are expected to meet a share ownership level with a value equal to or exceeding three times their annual cash retainer for Board services. “Share ownership” is defined to include shares of the Company’s common stock (including shares held in the Company’s profit sharing plan), unvested RSUs, and performance shares held pursuant to the Company’s Outside Director Incentive Plan. The Company’s executive officers are expected to meet the stated ownership levels within five years of becoming an executive officer. Members of the Board are expected to meet the stated ownership level within three years of becoming a Board member. The Committee has the authority to monitor and adjust these ownership guidelines as it deems appropriate from time to time. All of the Company’s executive officers, including the named executive officers, and all of the Company’s Board members meet the requirements of the Company’s share ownership guidelines. In addition to the Company’s share ownership guidelines, (i) the Company’s Insider Trading Policy prohibits Employees from entering into hedging transactions with respect to the Company’s securities; and (ii) the Company’s Blackout and Pre-Clearance Procedures, which supplement its Insider Trading Policy, prohibit the Company’s officers and Board members from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES

The Company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). These GAAP financial statements include (i) unrealized non-cash adjustments and reclassifications, which can be significant, as a result of accounting requirements and elections made under accounting pronouncements relating to derivative instruments and hedging; and (ii) other charges and benefits the Company believes are unusual and/or infrequent in nature and thus may make comparisons to its prior or future performance difficult.

As a result, the Company also provides financial information in this Compensation Discussion and Analysis that was not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. The Company provides supplemental non-GAAP financial information (also referred to as “excluding special items”), which the Company’s management utilizes to evaluate its ongoing financial performance and the Company believes provides additional insight to investors as supplemental information to its GAAP results. The following measures are often provided, excluding special items, and utilized by the Company’s management, analysts, and investors to enhance comparability of year-over-year results, as well as to compare results to industry trends: Total operating expenses, non-GAAP, excluding fuel and oil expense and profitsharing expense; and Operating income, non-GAAP. The Company’s non-GAAP financial results differ from GAAP results in that they only include the actual cash settlements from fuel hedge contracts - all reflected within fuel and oil expense in the period of settlement. Thus, fuel and oil expense on a non-GAAP basis has historically been utilized by the Company, as well as some of the other airlines that utilize fuel hedging, as it reflects the Company’s actual net cash outlays for fuel during the applicable period, inclusive of settled fuel derivative contracts. Any net premium costs paid related to option contracts are reflected for both GAAP and non-GAAP purposes in the period of contract settlement. The Company believes these non-GAAP results provide further insight on of the impact of the Company’s fuel hedges on its operating performance and liquidity since they exclude the unrealized, non-cash adjustments and reclassifications that are recorded in GAAP results in accordance with accounting guidance relating to derivative instruments, and they reflect all cash settlements related to fuel derivative contracts within fuel and oil expense. This enables the Company’s management, as well as investors and analysts, to consistently assess the Company’s operating performance on a year-over-year or quarter-over-quarter basis after considering all efforts in place to manage fuel expense. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations, and not all companies calculate the measures in the same manner. As a result, the aforementioned measures, as presented, may not be directly comparable to similarly titled measures presented by other companies.

Further information on (i) the Company’s fuel hedging program, (ii) the requirements of accounting for derivative instruments, and (iii) the causes of hedge ineffectiveness and/or mark-to-market gains or losses from derivative instruments is included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

The Company’s GAAP results in the applicable periods include other charges or benefits that are also deemed “special items” that the Company believes make its results difficult to compare to prior periods, anticipated future periods, or to industry trends. Financial measures identified as non-GAAP (or as excluding special items) have been adjusted to exclude special items. Special items include:

1.	Lease termination costs recorded as a result of the Company acquiring 13 of its Boeing 737-300 aircraft off operating leases as part of the Company’s strategic effort to remove its 737-300 aircraft from operations on or before September 29, 2017, in the most economically advantageous manner possible. The Company had not budgeted for these early lease termination costs, as they were subject to negotiations being concluded with the third party lessors. The Company recorded the fair value of the aircraft acquired off operating leases, as well as any associated remaining obligations to the balance sheet as debt; and
2.

An Aircraft grounding charge recorded in third quarter 2017, as a result of the Company grounding its remaining Boeing 737-300 aircraft on September 29, 2017. The loss was a result of the remaining net lease payments due and certain lease return requirements that could have to be performed on these leased aircraft prior to their return to the lessors as of the cease-use date. The Company had not budgeted for the lease return requirements, as they are subject to negotiation with third party lessors.

Because management believes each of these items can distort the trends associated with the Company’s ongoing performance as an airline, the Company believes that evaluation of its financial performance can be enhanced by a supplemental presentation of results that exclude the impact of these items in order to enhance consistency and comparativeness with results in prior periods that do not include such items and as a basis for evaluating operating results in future periods. The following measures are often provided, excluding special items, and utilized by the Company’s management, analysts, and investors to enhance comparability of year-over-year results, as well as to compare results to industry trends: Total operating expenses, non-GAAP, excluding fuel and oil expense and profitsharing expense; and Operating income, non-GAAP.

The Company has also provided its calculation of return on invested capital, which is a measure of financial performance used by management to evaluate its investment returns on capital. Return on invested capital is not a substitute for financial results as reported in accordance with GAAP, and should not be utilized in place of such GAAP results. Although return on invested capital is not a measure defined by GAAP, it is calculated by the Company, in part, using non-GAAP financial measures. Those non-GAAP financial measures are utilized for the same reasons as those noted above for Operating income, non-GAAP - the comparable GAAP measures include charges or benefits that are deemed “special items” that the Company believes make its results difficult to compare to prior periods, anticipated future periods, or industry trends, and the Company’s profitability targets and estimates, both internally and externally, are based on non-GAAP results since in the vast majority of cases the “special items” cannot be reliably predicted or estimated. The Company believes non-GAAP return on invested capital is a meaningful measure because it quantifies the Company’s effectiveness in generating returns relative to the capital it has invested in its business. Although return on invested capital is commonly used as a measure of capital efficiency, definitions of return on invested capital differ; therefore, the Company is providing an explanation of its calculation for non-GAAP return on invested capital in the accompanying reconciliation, in order to allow investors to compare and contrast its calculation to those provided by other companies.

Reconciliation of Reported Amounts to non-GAAP Financial Measures (unaudited) (in millions)

Year Ended December 31, 2017
Total operating expenses, as reported	$17,656
Deduct: Fuel and oil expense	(3,940)
Deduct: Lease termination expense	(33)
Deduct: Aircraft grounding charge	(63)

Total operating expenses, non-GAAP, excluding fuel and oil expense	$13,620
Deduct: Profitsharing expense	(543)

Total Operating expenses, non-GAAP, excluding fuel and oil expense and profitsharing expense	$13,077

Operating income, as reported	$3,515
Deduct: Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	(6)
Deduct: Contracts settling in the current period, but for which gains and/or (losses) have been recognized in a prior period (a)	(150)
Add: Lease termination expense	33
Add: Aircraft grounding charge	63

Operating income, non-GAAP	$3,455

(a) As a result of prior hedge ineffectiveness and/or contracts marked to market through earnings.

Non-GAAP Return on Invested Capital (ROIC) (in millions) (unaudited)

Year Ended December 31, 2017
Operating income, as reported	$3,515
Deduct: Net impact from fuel contracts	(156)
Add: Lease termination expense	33
Add: Aircraft grounding charge	63

Operating income, non-GAAP	$3,455
Net adjustment for aircraft leases (a)	109
Adjustment for fuel hedge accounting (b)	(135)

Adjusted Operating income, non-GAAP (A)	$3,429

Debt, including capital leases (c)	$3,259
Equity (c)	8,881
Net present value of aircraft operating leases (c)	785

Average invested capital	$12,925
Equity adjustment for hedge accounting (b)	296

Adjusted average invested capital (B)	$13,221

Non-GAAP ROIC, pre-tax (A/B)	25.9%

(a) Net adjustment related to presumption that all aircraft in fleet are owned (i.e., the impact of eliminating aircraft rent expense and replacing with estimated depreciation expense for those same aircraft). The Company makes this adjustment to enhance comparability to other entities that have different capital structures by utilizing alternative financing decisions.

(b) The Adjustment for fuel hedge accounting in the numerator is due to the Company’s accounting policy decision to classify fuel hedge accounting premiums below the Operating income line, and thus is adjusting Operating income to reflect such policy decision. The Equity adjustment for hedge accounting in the denominator adjusts for the cumulative impacts, in Accumulated other comprehensive income and Retained earnings, of gains and/or losses associated with hedge accounting related to fuel hedge derivatives that will settle in future periods. The current period impact of these gains and/or losses are reflected in the Net impact from fuel contracts in the numerator.

(c) Calculated as an average of the five most recent quarter end balances or remaining obligations. The Net present value of aircraft operating leases represents the assumption that all aircraft in the Company’s fleet are owned, as it reflects the remaining contractual commitments discounted at the Company’s estimated incremental borrowing rate as of the time each individual lease was signed.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with the Company’s management. Based on such review and discussion and relying thereon, we have recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis contained in this Proxy Statement be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and in this Proxy Statement.

COMPENSATION COMMITTEE

David W. Biegler, Chair
J. Veronica Biggins
Grace D. Lieblein
Nancy B. Loeffler
John T. Montford

Summary Compensation Table

The following table provides information with respect to compensation earned by the named executive officers for the years ended December 31, 2017, 2016, and 2015.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)(3)	Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)		Total ($)

Gary C. Kelly	2017	740,625	238,300	5,250,010	949,200	58,263	323,802	(5)	7,560,200
Chairman of the Board & Chief Executive Officer*	2016	675,000	228,015	4,049,992	912,060	40,638	275,955		6,181,660
	2015	675,000	232,875	3,780,011	923,400	30,554	305,665		5,947,505

Tammy Romo	2017	473,125	115,000	1,804,948	412,224	—	202,910	(6)	3,008,207
Executive Vice President & Chief Financial Officer	2016	460,000	124,310	1,379,991	497,242	—	153,269		2,614,812
	2015	451,250	101,200	1,102,543	419,520	—	65,363		2,139,876

Thomas M. Nealon	2017	512,500	127,922	2,079,988	507,686	—	171,337	(8)	3,399,433
President*(7)

Michael G. Van de Ven	2017	514,375	127,922	2,079,988	507,686	—	219,516	(9)	3,449,487
Chief Operating Officer*	2016	474,375	128,364	1,900,000	513,456	—	170,681		3,186,876
	2015	469,375	124,080	1,879,998	514,368	—	65,363		3,053,184

Robert E. Jordan	2017	470,000	113,800	1,786,018	407,885	—	166,252	(10)	2,943,955
Executive Vice President Corporate Services*	2016	470,000	127,013	1,786,004	508,051	—	167,665		3,058,733
	2015	469,375	112,800	1,785,971	514,368	—	65,363		2,947,877

Jeff Lamb	2017	253,333	—	1,786,018	—	—	1,137,961	(11)	3,177,312
Former Executive Vice President Corporate Services*	2016	458,750	124,310	1,656,012	497,242	—	165,753		2,902,067
	2015	448,750	124,200	1,620,038	492,480	—	65,363		2,750,831

*	Prior to January 10, 2017, Mr. Kelly served as Chairman of the Board, President, & Chief Executive Officer; Mr. Nealon served as Executive Vice President Strategy & Innovation; and Mr. Van de Ven served as Executive Vice President & Chief Operating Officer. On January 10, 2017, Mr. Nealon became President, and Mr. Van de Ven became Chief Operating Officer. Mr. Kelly continued as Chairman of the Board & Chief Executive Officer. Prior to June 30, 2017, Mr. Jordan served as Executive Vice President & Chief Commercial Officer. On June 30, 2017, Mr. Lamb resigned from his employment with the Company, and on July 1, 2017, Mr. Jordan became Executive Vice President Corporate Services.

(1)	In accordance with the SEC’s rules, for each year, the amount disclosed reflects bonuses/non-equity incentive plan compensation earned with respect to such year, whether or not actually paid in such year. Bonus also includes a one-time Tax Reform bonus of $1,000 awarded in December 2017 and paid in January 2018 to all Southwest Employees of record as of December 31, 2017.

(2)	Awards consist of RSUs and performance-based RSUs that are settleable in shares of common stock. The values included in this column represent the grant date fair value of these awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 determined without regard to forfeitures. The assumptions used in calculating the values for fiscal 2017 are included in Note 9 to the Company’s financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017. With respect to the grants of performance-based RSUs, at the maximum number, the value for Mr. Kelly would be $4,200,050; for Ms. Romo $1,804,948; for Mr. Nealon $2,079,988; for Mr. Van de Ven $1,455,981; for Mr. Jordan $1,250,228; and for Mr. Lamb $1,250,228.

(3)	Amounts consist of short-term incentive compensation earned based upon performance measures and targets established pursuant to the Company’s Senior Executive Short Term Incentive Plan. This plan and the awards earned thereunder are discussed in detail above under “Compensation Discussion and Analysis.”

(4)	Consists of above-market earnings on deferred compensation provided pursuant to a deferred compensation letter agreement between the Company and Mr. Kelly. Mr. Kelly’s deferred compensation arrangement is discussed in more detail above under “Compensation Discussion and Analysis” and below under “Nonqualified Deferred Compensation in Fiscal 2017.”

(5)	Includes (i) Company matching contributions to the Southwest Airlines Co. 401(k) Plan of $24,000; (ii) a Company contribution of $12,000 to the Company’s profit sharing plan in 2018, but that was earned with respect to 2017; (iii) a cash amount of $3,704 (paid directly to Mr. Kelly in 2018), which amount was earned with respect to 2017, for Cash Profit Sharing; (iv) a Company contribution of $183,786 made pursuant to Mr. Kelly’s individual deferred compensation arrangement, which was earned with respect to fiscal 2017; (v) a cash amount of $23,152 (paid directly to Mr. Kelly in 2018), which amount was earned with respect to 2017, equal to the applicable cash profit sharing contribution rate times his eligible earnings above the Internal Revenue Code Section 401(a)(17) limit for tax-qualified plans; and (vi) a one-time payout of $77,160 for paid time off hours in excess of 80 hours as of March 31, 2017, in connection with the Company’s conversion to a Paid Time Off program beginning in 2017.

(6)	Includes (i) Company matching contributions to the Southwest Airlines Co. 401(k) Plan of $24,000; (ii) a Company contribution of $12,000 to the Company’s profit sharing plan in 2018, but that was earned with respect to 2017; (iii) a cash amount of $3,704 (paid directly to Ms. Romo in 2018), which amount was earned with respect to 2017, for Cash Profit Sharing; (iv) a cash amount of $15,000 (paid directly to Ms. Romo in 2018), which amount was earned with respect to 2017 pursuant to the Company’s profit sharing plan, but could not be contributed to the profit sharing plan because of the Internal Revenue Code Section 415(c) limit on amounts that may be contributed to tax-qualified plans; (v) a cash amount of $99,337 (paid directly to Ms. Romo in 2018), which amount was earned with respect to 2017, equal to the Company’s applicable profit sharing contribution rate times her eligible earnings above the Internal Revenue Code Section 401(a)(17) limit for tax-qualified plans; and (vi) a one-time payout of $48,869 for paid time off hours in excess of 80 hours as of March 31, 2017, in connection with the Company’s conversion to a Paid Time Off program beginning in 2017.

(7)	In accordance with SEC rules, 2017 was the first year for which Mr. Nealon was required to be included in the proxy statement executive compensation tables.

(8)	Includes (i) Company matching contributions to the Southwest Airlines Co. 401(k) Plan of $24,000; (ii) a Company contribution of $12,000 to the Company’s profit sharing plan in 2018, but that was earned with respect to 2017; (iii) a cash amount of $3,704 (paid directly to Mr. Nealon in 2018), which amount was earned with respect to 2017, for Cash Profit Sharing; (iv) a cash amount of $15,000 (paid directly to Mr. Nealon in 2018), which amount was earned with respect to 2017 pursuant to the Company’s profit sharing plan, but could not be contributed to the profit sharing plan because of the Internal Revenue Code Section 415(c) limit on amounts that may be contributed to tax-qualified plans; (v) a cash amount of $100,134 (paid directly to Mr. Nealon in 2018), which amount was earned with respect to 2017, equal to the Company’s applicable profit sharing contribution rate times his eligible earnings above the Internal Revenue Code Section 401(a)(17) limit for tax-qualified plans; and (vi) a one-time payout of $16,499 for paid time off hours in excess of 80 hours as of March 31, 2017, in connection with the Company’s conversion to a Paid Time Off program beginning in 2017.

(9)

Includes (i) Company matching contributions to the Southwest Airlines Co. 401(k) Plan of $24,000; (ii) a Company contribution of $12,000 to the Company’s profit sharing plan in 2018, but that was earned with respect to 2017; (iii) a cash amount of $3,704 (paid directly to Mr. Van de Ven in 2018), which amount was earned with respect to 2017, for Cash Profit Sharing; (iv) a cash amount of $15,000 (paid directly to Mr. Van de Ven in 2018), which amount was earned with respect to 2017 pursuant to the Company’s profit sharing plan, but could not be contributed to the profit sharing plan because of the Internal Revenue Code Section 415(c) limit on amounts that may be contributed to tax-qualified plans; (v) a cash amount of $107,314 (paid directly to Mr. Van de Ven in 2018), which amount was earned with respect to 2017, equal to the Company’s applicable profit sharing contribution rate times his eligible earnings above the Internal Revenue Code Section 401(a)(17) limit for tax-qualified plans; and (vi) a one-time payout of $57,498 for paid time off hours in excess of 80 hours as of March 31, 2017, in connection with the Company’s conversion to a Paid Time Off program beginning in 2017.

(10)	Includes (i) Company matching contributions to the Southwest Airlines Co. 401(k) Plan of $24,000; (ii) a Company contribution of $12,000 to the Company’s profit sharing plan in 2018, but that was earned with respect to 2017; (iii) a cash amount of $3,704 (paid directly to Mr. Jordan in 2018), which amount was earned with respect to 2017, for Cash Profit Sharing; (iv) a Company contribution of $15,000 made to the Company’s excess benefit plan on behalf of Mr. Jordan in 2018, which amount was earned with respect to 2017 pursuant to the Company’s profit sharing plan, but could not be contributed to the profit sharing plan because of the Internal Revenue Code Section 415(c) limit on amounts that may be contributed to tax-qualified plans; (v) a cash amount of $95,732 (paid directly to Mr. Jordan in 2018), which amount was earned with respect to 2017, equal to the Company’s applicable profit sharing contribution rate times his eligible earnings above the Internal Revenue Code Section 401(a)(17) limit for tax-qualified plans; and (vi) a one-time payout of $15,816 for paid time off hours in excess of 80 hours as of March 31, 2017, in connection with the Company’s conversion to a Paid Time Off program beginning in 2017.

(11)	Includes (i) Company matching contributions to the Southwest Airlines Co. 401(k) Plan of $24,000; (ii) a Company contribution of $12,000 to the Company’s profit sharing plan in 2018, but that was earned with respect to 2017; (iii) a cash amount of $3,704 (paid directly to Mr. Lamb in 2018), which amount was earned with respect to 2017, for Cash Profit Sharing; (iv) a cash amount of $15,000 (paid directly to Mr. Lamb in 2018), which amount was earned with respect to 2017 pursuant to the Company’s profit sharing plan, but could not be contributed to the profit sharing plan because of the Internal Revenue Code Section 415(c) limit on amounts that may be contributed to tax-qualified plans; (v) a one-time payout of $38,863 for paid time off hours in excess of 80 hours as of March 31, 2017, in connection with the Company’s conversion to a Paid Time Off program beginning in 2017; (vi) a cash payment of $10,394 for accrued but unused paid time off hours at the time Mr. Lamb ceased to be an Employee of the Company; and (vii) a cash lump sum payment of $1,034,000 pursuant to a Separation Agreement and Release of Claims entered into between the Company and Mr. Lamb effective June 30, 2017.

Mr. Kelly has an individual deferred compensation arrangement pursuant to which the Company makes contributions to Mr. Kelly’s account to the extent such amounts cannot be contributed to the qualified 401(k) and profit sharing plans due to contribution limits and compensation limits established by the Internal Revenue Code. Mr. Kelly’s deferred compensation arrangement is discussed in more detail above under “Compensation Discussion and Analysis” and below under “Nonqualified Deferred Compensation in Fiscal 2017.” The Compensation Committee’s determinations regarding the amount of executive salary and bonus/non-equity incentive plan compensation in proportion to total compensation are discussed in detail above under “Compensation Discussion and Analysis.”

CEO Pay Ratio

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), and the rules of the SEC, the Company is providing the following information about the relationship of the median of the annual total compensation of all Employees of the Company and the annual total compensation of the Company’s Chief Executive Officer (“CEO”).

For 2017, the Company’s last completed fiscal year:

•	The median of the annual total compensation of all Employees of the Company (other than the CEO) was $81,177;

•	The annual total compensation of the Company’s CEO, as reported in the above Summary Compensation Table, was $7,560,200; and
•	Based on this information, for 2017, the ratio of the annual total compensation of the Company’s CEO to the median of the annual total compensation of all Employees was reasonably estimated to be 93.1 to 1.

To identify the median of the annual total compensation of all Employees of the Company, as well as to determine the annual total compensation of the Company’s median employee and its CEO, the Company took the following steps:

•	The Company determined that, as of October 10, 2017, its Employee population, for purposes of determining the median Employee under the SEC rules, consisted of approximately 59,387 individuals, whether employed on a full-time, part-time, or temporary basis.
•	The Company used a consistently applied compensation measure to identify its median Employee by comparing the amount of compensation reflected in its payroll records, as reported to the Internal Revenue Service (“IRS”) on Form W-2 for 2017.
•	The Company identified its median Employee by consistently applying this compensation measure to all of its Employees included in its analysis. The Company did not make any cost of living adjustments in identifying the median Employee. The Company annualized the compensation for its permanent Employees that were not employed for all of 2017.
•	After the Company identified its median Employee, it combined all of the elements of such Employee’s compensation for the 2017 year in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $81,177.

Grants of Plan-Based Awards in Fiscal 2017

The following table provides information with respect to grants of plan-based awards to the named executive officers in 2017.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gary C. Kelly	—	N/A	1,050,000	1,575,000	—	—	—	—	—
	2/1/2017	—	—	—	N/A	39,826	79,652	—	2,100,025
	2/1/2017	—	—	—	—	—	—	59,738	3,149,985
Tammy Romo	—	N/A	456,000	684,000	—	—	—	—	—
	2/1/2017	—	—	—	N/A	17,115	34,230	—	902,474
	2/1/2017	—	—	—	—	—	—	17,115	902,474
Thomas M. Nealon	—	N/A	561,600	842,400	—	—	—	—	—
	2/1/2017	—	—	—	N/A	19,723	39,446	—	1,039,994
	2/1/2017	—	—	—	—	—	—	19,723	1,039,994
Michael G. Van de Ven.	—	N/A	561,600	842,400	—	—	—	—	—
	2/1/2017	—	—	—	N/A	13,806	27,612	—	727,990
	2/1/2017	—	—	—	—	—	—	25,640	1,351,997
Robert E. Jordan	—	N/A	451,200	676,800	—	—	—	—	—
	2/1/2017	—	—	—	N/A	11,855	23,710	—	625,114
	2/1/2017	—	—	—	—	—	—	22,016	1,160,904
Jeff Lamb	—	N/A	451,200	676,800	—	—	—	—	—
	2/1/2017	—	—	—	N/A	11,855	23,710	—	625,114
	2/1/2017	—	—	—	—	—	—	22,016	1,160,904

(1)

These columns show the potential value of the annual cash incentive payout under the Company’s Senior Executive Short Term Incentive Plan for each named executive officer based on achievement at threshold, target, and maximum performance levels. The potential payouts were performance-driven and therefore completely at risk. The amount of the award, beginning at zero percent of the target payout, was interpolated between performance targets only after a minimum performance level was achieved. The business metrics and targets used to determine the amounts of the awards paid are described above under “Compensation Discussion and Analysis.” Mr. Lamb resigned from service as an Employee of the Company effective June 30, 2017, and therefore did not receive this annual cash incentive payout for the Company’s 2017 performance.

(2)	The awards consist of performance-based RSUs granted under the Company’s Amended and Restated 2007 Equity Incentive Plan (the “2007 Equity Plan”) with respect to the performance period from January 1, 2017 to December 31, 2019 (the “Performance Period”). The performance-based RSUs are scheduled to vest on February 21, 2020 (the “Vesting Date”), and are settleable in shares of common stock. These columns show the potential number of shares of common stock to be paid out upon vesting of the performance-based RSUs for each named executive officer based on achievement at the threshold, target, and maximum performance levels. The potential payouts are performance-driven and therefore completely at risk. The number of performance-based RSUs that will vest and the number of shares of the Company’s common stock to be issued, if any, as of the Vesting Date will be determined based on the achievement of ROIC (pre-tax) targets. The percentage of performance-based RSUs vesting will be interpolated between ROIC performance targets only after a minimum ROIC performance level has been achieved as follows: (i) if the ROIC in the Performance Period is 13 percent or less, 0 percent of the performance-based RSUs granted will vest; (ii) if the ROIC in the Performance Period is 16 percent, 100 percent of the performance-based RSUs granted will vest; (iii) if the ROIC in the Performance Period is 20 percent, 150 percent of the performance-based RSUs granted will vest; (iv) if the ROIC in the Performance Period is 23 percent, 175 percent of the performance-based RSUs granted will vest; and (v) if the ROIC in the Performance Period is 25 percent or greater, 200 percent of the performance-based RSUs granted will vest. “ROIC (pre-tax)” means Adjusted Operating Income divided by Adjusted Average Invested Capital. “Adjusted Operating Income” means Operating income (calculated in accordance with Accounting Principles Generally Accepted in the United States (GAAP) as adjusted to reflect the impact to Operating income from (a) fuel contracts (net), (b) special items, as disclosed from time to time in the Company’s earnings releases and filings with the SEC, (c) aircraft leases (net), and (d) fuel hedge premium expense. “Average Invested Capital” means an average of the five most recent quarter end balances of debt, net present value of aircraft leases, and equity adjusted for hedge accounting. ROIC (pre-tax) for the Performance Period will be the average of the ROIC (pre-tax) over the three full fiscal years within the Performance Period. The Company does not pay dividends on unvested performance-based RSUs.

(3)	The awards consist of RSUs granted under the 2007 Equity Plan. The RSUs are settleable in shares of common stock and are scheduled to vest with respect to one-third of the shares covered thereby annually, which vesting began on February 21, 2018. The Company does not pay dividends on unvested RSUs.

(4)	The values included in this column represent the grant date fair value of these awards computed in accordance with FASB ASC Topic 718 determined without regard to forfeitures. The assumptions used in calculating the values for fiscal 2017 are included in Note 9 to the Company’s financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Outstanding Equity Awards at Fiscal 2017 Year-End

The following table provides information with respect to RSUs (including performance-based RSUs) held by the named executive officers as of December 31, 2017. RSUs (including performance-based RSUs) were the only types of equity awards outstanding for the named executive officers at fiscal 2017 year-end.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Gary C. Kelly	175,795	(4)	11,505,783	155,678	(5)	10,189,125
Tammy Romo	53,938	(6)	3,530,242	63,836	(7)	4,178,066
Thomas M. Nealon	32,059	(8)	2,098,262	76,454	(9)	5,003,914
Michael G. Van de Ven	79,558	(10)	5,207,071	53,088	(11)	3,474,610
Robert E. Jordan	72,011	(12)	4,713,120	47,658	(13)	3,119,216
Jeff Lamb	69,112	(14)	4,523,380	45,914	(15)	3,005,071

(1)	The awards consist of RSUs that are settleable in shares of common stock, including RSUs acquired upon the satisfaction of performance criteria underlying an award of performance-based RSUs for the performance period from January 1, 2015 to December 31, 2017.

(2)	Market value is computed by multiplying the number of RSUs or performance-based RSUs by $65.45, which was the closing price per share of the Company’s common stock on December 29, 2017 (the last trading day of the fiscal year) on the NYSE.

(3)	The awards consist of performance-based RSUs that are settleable in shares of common stock, including (i) performance-based RSUs that were granted on January 27, 2016, with respect to the performance period from January 1, 2016 to December 31, 2018, and that are scheduled to vest on February 21, 2019; and (ii) performance-based RSUs that were granted on February 1, 2017, with respect to the performance period from January 1, 2017 to December 31, 2019, and that are scheduled to vest on February 21, 2020. In accordance with SEC rules, the amount represents the maximum number of performance-based RSUs that may vest on the February 21, 2019 and February 21, 2020 vesting dates. The potential payouts are performance-driven and therefore completely at risk. The number of performance-based RSUs that are scheduled to vest and the number of shares of the Company’s common stock to be issued, if any, as of the February 21, 2019 and February 21, 2020 vesting dates will be determined based on the achievement of ROIC targets during the applicable performance period.

(4)	Of these RSUs, (i) 112,439 vested on February 21, 2018; (ii) 43,444 are scheduled to vest on February 21, 2019; and (iii) 19,912 are scheduled to vest on February 21, 2020.

(5)	Of these performance-based RSUs, the maximum number that may vest on February 21, 2019 is 76,026; and the maximum number that may vest on February 21, 2020 is 79,652.

(6)	Of these RSUs, (i) 35,127 vested on February 21, 2018; (ii) 13,106 are scheduled to vest on February 21, 2019; and (iii) 5,705 are scheduled to vest on February 21, 2020.

(7)	Of these performance-based RSUs, the maximum number that may vest on February 21, 2019 is 29,606; and the maximum number that may vest on February 21, 2020 is 34,230.

(8)	Of these RSUs, (i) 12,743 vested on February 21, 2018; (ii) 12,742 are scheduled to vest on February 21, 2019; and (iii) 6,574 are scheduled to vest on February 21, 2020.

(9)	Of these performance-based RSUs, the maximum number that may vest on February 21, 2019 is 37,008; and the maximum number that may vest on February 21, 2020 is 39,446.

(10)	Of these RSUs, (i) 49,727 vested on February 21, 2018; (ii) 21,285 are scheduled to vest on February 21, 2019; and (iii) 8,546 are scheduled to vest on February 21, 2020.

(11)	Of these performance-based RSUs, the maximum number that may vest on February 21, 2019 is 25,476; and the maximum number that may vest on February 21, 2020 is 27,612.

(12)	Of these RSUs, (i) 45,361 vested on February 21, 2018; (ii) 19,312 are scheduled to vest on February 21, 2019; and (iii) 7,338 are scheduled to vest on February 21, 2020.

(13)	Of these performance-based RSUs, the maximum number that may vest on February 21, 2019 is 23,948; and the maximum number that may vest on February 21, 2020 is 23,710.

(14)	Of these RSUs, 43,333 vested on February 21, 2018. The remainder of the RSUs are expected to be forfeited on June 30, 2018, which is the last day of the term of Mr. Lamb’s Consulting Agreement with the Company. This agreement is discussed below under “Potential Payments upon Termination or Change-in-Control.”

(15)	These performance-based RSUs are expected to be forfeited on June, 30, 2018, which is the last day of the term of Mr. Lamb’s Consulting Agreement with the Company. This agreement is discussed below under “Potential Payments upon Termination or Change-in-Control.”

Option Exercises and Stock Vested During Fiscal 2017

The following table provides information with respect to stock options exercised by, and stock awards vested for, the named executive officers during 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Gary C. Kelly	100,000	5,064,733	133,062	7,641,165
Tammy Romo	—	—	32,701	1,879,233
Thomas M. Nealon	—	—	6,168	356,880
Michael G. Van de Ven	—	—	49,782	2,863,546
Robert E. Jordan	—	—	48,675	2,799,495
Jeff Lamb	—	—	41,684	2,398,133

(1)	Calculated by determining the difference between the market price of the underlying common stock at the time of exercise and the exercise price of the stock option.

(2)	Calculated by multiplying the number of shares acquired upon the February 21, 2017 and May 14, 2017 vesting of RSUs and/or performance-based RSUs by $57.86 and $57.22, respectively, the closing prices of the Company’s common stock on the respective dates of vesting (or, where vesting did not occur on a trading day, the last trading day prior to vesting).

Nonqualified Deferred Compensation in Fiscal 2017

As discussed above under “Compensation Discussion and Analysis,” the Company maintains tax-qualified 401(k) and profit sharing plans for its eligible Employees. The 401(k) plan for non-Pilot Employees provides for a Company match on non-Pilot Employee contributions. The Company also sponsors a Pilots’ 401(k) plan that gave each eligible Pilot a fully-vested non-elective Company contribution equal to 13.4 percent of such Pilot’s eligible compensation for 2017. The profit sharing plan, historically, provides for a discretionary annual Company contribution equal to a percentage of Company profits that is allocated among participant accounts as a uniform percentage of compensation. In conjunction with these tax-qualified plans, the Company offers a non-qualified excess benefit plan, which is designed to provide benefits with respect to Company contributions (“excess amounts”) that cannot be contributed to the 401(k) and profit sharing plans due to qualified plan contribution limits established by Section 415(c) of the Internal Revenue Code. Employee contributions to the excess benefit plan are not allowed. Pursuant to the excess benefit plan, Employees, including the named executive officers, with excess amounts of at least $1,000 who have previously properly elected to participate in the plan, may defer payment of their excess amounts. Employees are immediately 100 percent vested in their benefits under the excess benefit plan; however, the benefits are unsecured obligations of the Company in the event of its bankruptcy or insolvency. Prior to the beginning of each plan year, participants are allowed to select a rate of return to apply to the contributions to be made with respect to the upcoming plan year. In 2017, the excess benefit plan allowed participants to select a rate of return equal to either or both of two investment options: (i) the Citibank 90 Day Treasury Bill Index plus two percentage points and (ii) the Vanguard Institutional Standard & Poor’s 500 Index Fund. During fiscal 2017, the Citibank 90 Day Treasury Bill Index plus two percentage points earned a rate of return equal to 2.84 percent, and the Vanguard Institutional Standard & Poor’s 500 Index Fund option earned a rate of return equal to 21.79 percent. Once an excess amount is credited to a participant’s account, the participant may not change that investment election for that amount or transfer amounts between funds, but for 2018 and beyond, participants may change investment elections during annual enrollment for new excess amounts deferred. Participants are entitled to a distribution of their accounts upon separation from service with the Company and must elect the time and form of distribution of their accounts prior to their first year of participation in the excess benefit plan. Distribution may be in a lump sum payout or in equal annual installments over a period of up to five years and may be received or commenced (i) in the calendar year of separation from service or (ii) the calendar year following the year in which separation from service occurs.

The Company also offers a separate non-qualified deferred compensation plan, the SMC Deferred Compensation Plan, which is designed to provide benefits with respect to Employee contributions that cannot be contributed to the Company’s 401(k) plans due to qualified plan limits established by the IRS. Pursuant to the SMC Deferred Compensation Plan, officers of the Company who are not eligible to participate in the Company’s 2005 Deferred Compensation Plan for Pilots may, prior to the beginning of a plan year, irrevocably elect to defer a portion of their eligible compensation otherwise payable to them with respect to such plan year; provided that they have also irrevocably elected to contribute to the Company’s 401(k) plan the lesser of (i) the maximum elective deferral permitted under Section 402(g)(1) of the Internal Revenue Code with respect to the taxable year coinciding with the applicable plan year or (ii) the maximum elective contributions permitted under the terms of the Company’s 401(k) plan with respect to the applicable plan year. Non-Employee Board members are also eligible to participate in the SMC Deferred Compensation Plan and may, prior to the beginning of a plan year, irrevocably elect to defer a percentage of their annual cash retainer fees otherwise payable to them with respect to such plan year. Beginning with the 2018 plan year, the SMC Deferred Compensation Plan is no longer connected to the Company’s 401(k) plan. This means that officers who elected in 2017 to participate in the SMC Deferred Compensation Plan in 2018 could irrevocably elect to defer up to 50 percent of their compensation otherwise payable to them for 2018 and 100 percent of any bonus amounts they earn for 2018, regardless of how much they contribute to the 401(k) plan. In 2017, the SMC Deferred Compensation Plan provided a rate of return equal to the Citibank 90 Day Treasury Bill Index plus two percentage points. During fiscal 2017, the Citibank 90 Day Treasury Bill Index plus two percentage points earned a rate of return equal to 2.84 percent. Participant benefits are unsecured obligations of the Company in the event of its bankruptcy or insolvency. Participants are entitled to a distribution of their accounts upon separation from service with the Company and must elect the time and form of distribution of their accounts prior to their first year of participation in the SMC Deferred Compensation Plan. Distribution may be in a lump sum payout or in equal annual installments over a period of up to five years and may be received or commenced (i) in the calendar year of separation from service or (ii) the calendar year following the year in which separation from service occurs.

Mr. Kelly has an individual deferred compensation arrangement pursuant to which the Company makes contributions to Mr. Kelly’s account to the extent such amounts cannot be contributed to the tax-qualified 401(k) and profit sharing plans due to contribution limits and compensation limits established by the IRS. The individual deferred compensation arrangement with Mr. Kelly provides for accrual and crediting to Mr. Kelly’s account, each January, of simple interest at a rate of ten percent, compounded annually, on the accrued and unpaid balance of the deferred compensation credited to his account as of the preceding December 31. Subject to any applicable requirements of Section 409A of the Internal Revenue Code, the deferred compensation credited to Mr. Kelly’s account will be paid to him at the rate of $200,000 per calendar year, commencing with the calendar year following the year in which (i) he attains age 65 or (ii) his employment terminates, whichever occurs later.

The following table provides information with respect to nonqualified deferred compensation earned by the named executive officers for 2017.

Nonqualified Deferred Compensation for Fiscal 2017
Name	Plan	Executive Contributions in Last Fiscal Year ($)	Southwest Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at December 31, 2017 ($)
Gary C. Kelly	Letter Agreement	—	183,786(1)	116,293(2)	—	1,635,132(3)(4)
	Excess Benefit Plan	—	—	1,773(5)	—	64,784(6)
	SMC Deferred Compensation Plan	1,186,500(7)	—	59,496(5)	—	3,507,722(8)
Tammy Romo	—	—	—	—	—	—
Thomas M. Nealon	—	—	—	—	—	—
Michael G. Van de Ven	—	—	—	—	—	—
Robert E. Jordan	Excess Benefit Plan	—	15,000(1)	30,811(5)	—	191,392(9)(10)
Jeff Lamb	Excess Benefit Plan	—	—	10,065(5)	—	78,792(11)
	SMC Deferred Compensation Plan	—	—	28,525(5)	—	1,104,045(12)

(1)	All of this amount is also reported for the named executive officer in the “All Other Compensation” column of the Summary Compensation Table for 2017. This amount was earned with respect to fiscal 2017, but was not contributed to the named executive officer’s account until 2018.

(2)	This includes the $58,263 disclosed in the “Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table for 2017.

(3)	This includes the $183,786 reported as nonqualified deferred compensation contributions earned for 2017, but that was not contributed to Mr. Kelly’s account until 2018. Mr. Kelly’s actual cash balance at December 31, 2017 was $1,451,346.

(4)	Of this amount, $1,098,745 has been required to be reported as compensation to Mr. Kelly in the Summary Compensation Table for previous years.

(5)	None of these earnings were above-market or preferential. Therefore, no portion of this amount has been reported as compensation to the named executive officer for the last completed fiscal year in the Summary Compensation Table.

(6)	None of this amount has been required to be reported as compensation to Mr. Kelly in the Summary Compensation Table for previous years.

(7)	All of this amount is also reported for Mr. Kelly in the “Bonus” or “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table for 2017. This amount was earned with respect to fiscal 2017, but was not contributed to Mr. Kelly’s account until 2018.

(8)	This consists of $1,186,500 deferred from Mr. Kelly’s bonus/non-equity incentive plan compensation earned for 2017, but that was not contributed to Mr. Kelly’s account until 2018. Mr. Kelly’s actual cash balance at December 31, 2017 was $2,321,222. Of this amount, $2,238,534 has been required to be reported as compensation to Mr. Kelly in the Summary Compensation Table for previous years.

(9)	Of this amount, $66,518 has been required to be reported as compensation to Mr. Jordan in the Summary Compensation Table for previous years.

(10)	This includes the $15,000 reported as excess benefit plan contributions earned for 2017, but that was not contributed to Mr. Jordan’s account until 2018. Mr. Jordan’s actual cash balance at December 31, 2017 was $176,392.

(11)	Of this amount, $45,863 has been required to be reported as compensation to Mr. Lamb in the Summary Compensation Table for previous years.

(12)	Of this amount, $1,063,320 has been required to be reported as compensation to Mr. Lamb in the Summary Compensation Table for previous years.

Potential Payments Upon Termination or Change-in-Control

Executive Service Recognition Plan Executive Employment Agreements

In 1987, the Board of Directors of the Company established Executive Service Recognition Plan Executive Employment Agreements (the “executive change-in-control agreements”). Mr. Kelly, Ms. Romo, Mr. Nealon, Mr. Van de Ven, and Mr. Jordan are, and were during 2017, parties to executive change-in-control agreements with the Company. Mr. Lamb, the Company’s former Executive Vice President Corporate Services, was party to an executive change-in-control agreement with the Company during 2017 until his employment with the Company terminated June 30, 2017. Although these agreements are titled “Employment Agreements,” their terms can only be invoked in the event of a change-in-control of the Company, and they do not provide for any incremental compensation to be paid to the named executive officers unless, subsequent to a change-in-control, an executive’s employment is terminated other than for cause or disability, or the executive resigns for good reason.

The executive change-in-control agreements provide that, in the event of a change-in-control of the Company, the Company agrees to continue to employ the executives, and the executives agree to remain in the employ of the Company, for one year after the occurrence of the change-in-control (the “Employment Year”). In such event, the executives would continue to be entitled to a base salary in an amount at least equal to the highest salary received by them during the preceding 12-month period. In addition, for any fiscal year that ends during the Employment Year, they would continue to be entitled to an annual bonus in an amount at least equal to the highest bonus (the “Change-in-Control Bonus Amount”) paid or payable to them in respect of either of the two fiscal years immediately prior to the fiscal year in which the change-in-control has occurred. If, during the Employment Year, an executive’s employment is terminated other than for cause or disability, or the executive resigns for good reason, then the executive is entitled to a lump sum payment equal to:

(a)	a bonus, the maximum amount of which would be equal to the annual bonus paid to the executive for the last full fiscal year of the Company prior to the fiscal year of the date of termination, but which would be prorated to reflect the actual portion of the year during which the executive has been employed;

(b)	an amount equal to the executive’s annual base salary in effect at the time of notice of termination; and

(c)	the Change-in-Control Bonus Amount paid to the executive for the last full fiscal year of the Company (being the year in which the change-in-control has occurred, but not the date of termination of employment) or, if no such bonus has been paid, the Change-in-Control Bonus Amount that would have been payable to the executive for the then current fiscal year (being the year in which the date of termination of employment has occurred).

For purposes of the executive change-in-control agreements:

•	a “change-in-control” is generally deemed to occur in the event a third party acquires 20 percent or more of the Company’s voting securities or a majority of the Directors of the Company are replaced as a result of a tender offer or merger, sale of assets, or contested election;

•	“cause” means (i) an act or acts of dishonesty taken by an executive and intended to result in substantial personal enrichment of the executive at the expense of the Company or (ii) violations by an executive of the executive’s duties under the agreement that are (a) grossly negligent or (b) willful and deliberate on the executive’s part and that, in any case, result in material injury to the Company; and

•	“good reason” is generally defined as the assignment to the executive of duties inconsistent with the executive’s duties prior to the change-in-control, relocation, or a failure of the Company to abide by the provisions of the executive’s agreement.

2007 Equity Plan

Pursuant to the terms of the 2007 Equity Plan, in the event of the termination of a participant’s service as a result of death or disability, (a) any of the participant’s outstanding RSUs or stock options that have not yet vested will fully vest as of the date of termination and (b) any of the participant’s performance-based RSUs will remain outstanding as if the participant’s service has not terminated and will otherwise be settleable in accordance with the terms of the grant. “Disability” means the inability of a participant to continue to perform services for the Company because of the sickness or injury of the participant, as determined by the Company’s Chief Executive Officer, Chief People Officer (or equivalent), Chief Financial Officer, and/or General Counsel. Such a determination will be made in good faith and in the sole discretion of one or more of these officers, who shall also have sole discretion to determine the effective date of a participant’s termination of service as a result of disability.

Incremental amounts receivable by the named executive officers pursuant to the arrangements discussed above are set forth in the table below.

Name	Termination by the Company at any time for cause ($)	Change- in- control ($)	Termination after a change-in-control (i) by the executive for good reason or (ii) by the Company for reasons other than for cause, death, or disability ($)(1)	Estimated benefits from termination due to death or disability ($)(2)
Gary C. Kelly	—	—	3,046,350	8,247,682
Tammy Romo	—	—	1,718,104	2,430,944
Thomas M. Nealon	—	—	1,763,104	2,098,262
Michael G. Van de Ven	—	—	1,803,640	4,047,821
Robert E. Jordan	—	—	1,740,128	3,688,173
Jeff Lamb	—	—	—	3,494,376

(1)	Represents amounts payable pursuant to the Executive Service Recognition Plan Executive Employment Agreements and assumes the triggering event took place on December 31, 2017.

(2)	Represents amounts payable with respect to the acceleration of RSUs under the 2007 Equity Plan. Also assumes the triggering event took place on December 31, 2017, and reflects the aggregate market value of unvested RSUs that would become vested under the circumstances. The aggregate market value is computed by multiplying the number of RSUs by $65.45, which was the closing price per share of the Company’s common stock on December 29, 2017 (the last day of trading in 2017), on the NYSE. In the event of the termination of a participant’s service for any reason other than as a result of death or disability, the participant’s outstanding unvested RSUs would be forfeited.

Pursuant to the terms of all of the Company’s equity incentive plans under which stock options have been granted, if the Company is not the surviving entity in any merger or consolidation (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company) or if the Company is to be dissolved or liquidated and if the surviving corporation refuses to assume or substitute new stock options for currently outstanding Company stock options, all unvested stock options then outstanding will fully vest and become exercisable in full on or before a date fixed by the Company, which date must be prior to the effective date of the merger, consolidation, dissolution, or liquidation. Therefore, to the extent these amounts are payable, they will be payable prior to the effective date of a change-in-control and therefore will not be payable at the same time as the amounts shown in the table above. None of the named executive officers held unvested stock options at December 31, 2017. The Company’s equity incentive plans do not provide for acceleration of RSUs in the event of a change-in-control.

In addition to the amounts discussed above, in the event of termination of their employment for any reason other than for cause, each of the named executive officers would be eligible to participate in any non-contract retiree medical benefit plan or program that the Company may then make available to its retirees generally on the same terms as other retirees. In addition, these individuals would be entitled to the amounts credited to their accounts pursuant to the Company’s qualified retirement plans, as well as nonqualified deferred compensation amounts credited to their accounts pursuant to the Company’s excess benefit plan, SMC Deferred Compensation Plan, and, with respect to Mr. Kelly, his individual deferred compensation arrangement, each as disclosed in more detail above under the heading “Nonqualified Deferred Compensation in Fiscal 2017.”

Former Executive Vice President Corporate Services Consulting Agreement and Separation Agreement and Release of Claims

Effective June 30, 2017, Jeff Lamb resigned from his employment with the Company. Effective June 30, 2017, Mr. Lamb entered into a consulting agreement with the Company (the “Consulting Agreement”). The Consulting Agreement provides that Mr. Lamb will be available to the Company on an as needed basis, but not to exceed ten hours per month, for a period beginning on June 30, 2017, and ending on June 30, 2018, unless terminated sooner. The term of the Consulting Agreement may be extended beyond June 30, 2018 by mutual agreement of Mr. Lamb and the Company.

The Consulting Agreement provides that Mr. Lamb will receive an hourly rate of $200 for consulting services actually rendered. Mr. Lamb is also entitled to reimbursement of all reasonable expenses incurred during the period of the Consulting Agreement for services rendered on behalf of the Company. Pursuant to the Consulting Agreement, Mr. Lamb has agreed to confidentiality obligations, which survive the termination of the Consulting Agreement. Additionally, Mr. Lamb has agreed to certain non-competition and non-solicitation obligations, which are terminated at the time the Consulting Agreement is terminated.

In connection with the termination of his employment and the Consulting Agreement, Mr. Lamb has also entered into a Separation Agreement and Release of Claims (the “Separation Agreement”) with the Company. Pursuant to the Separation Agreement and in consideration for the release of claims, Mr. Lamb has received (i) a lump sum payment of $1,034,000, less applicable withholdings and deductions; (ii) retiree flight and/or retiree health care benefits pursuant to the applicable Company retiree policies; (iii) payment for accrued but unused paid time off days; and (iv) the payments due pursuant to the Consulting Agreement, as described above.

COMPENSATION OF DIRECTORS

Fiscal 2017 Director Compensation

The following table provides information with respect to compensation earned by the non-Employee members of the Board of Directors for the year ended December 31, 2017.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)	All Other Compensation ($)	Total ($)
David W. Biegler	144,000(4)	150,015	—	—	294,015
J. Veronica Biggins	109,000	150,015	—	—	259,015
Douglas H. Brooks	109,000	150,015	—	—	259,015
William H. Cunningham	157,700	150,015	—	—	307,715
John G. Denison	139,200	150,015	—	—	289,215
Thomas W. Gilligan	110,500	150,015	—	—	260,515
Grace D. Lieblein	109,000	150,015	—	—	259,015
Nancy B. Loeffler	112,000	150,015	—	—	262,015
John T. Montford	146,000	150,015	—	—	296,015
Ron Ricks*	211,069(5)	150,015	—	78,077(6)	439,161

*	Mr. Ricks’ employment with the Company ended on February 28, 2017, after which he became eligible for compensation for services as a non-Employee member of the Board.

(1)	Awards consist of shares of common stock for each of the Company’s non-Employee members of the Board. Each received 2,630 shares of common stock on May 17, 2017. The values included in this column represent the grant date fair value of these awards computed in accordance with FASB ASC Topic 718. Each amount is equal to the number of shares of common stock multiplied by $57.04, the closing price of the Company’s common stock on the date of the grant.

(2)	Through May 2009, non-Employee members of the Board received annual grants of performance shares pursuant to the Company’s Outside Director Incentive Plan, which terminated effective March 18, 2010, with respect to future grants. The aggregate number of performance shares outstanding at December 31, 2017, for each of the non-Employee Directors listed in the table was as follows: Mr. Biegler — 5,000; Ms. Biggins – 0; Mr. Brooks — 0; Dr. Cunningham — 6,750; Mr. Denison — 0; Dr. Gilligan — 0; Ms. Lieblein — 0; Ms. Loeffler — 5,250; Mr. Montford — 6,000; and Mr. Ricks — 0. Pursuant to the terms of the Outside Director Incentive Plan, on the 30th calendar day following the date on which a non-Employee Director ceases to serve as a Director of the Company for any reason, the non-Employee Director is entitled to an amount in cash equal to the average fair market value of the Company’s common stock during the 30 days preceding the Director’s last date of service multiplied by the number of performance shares then held by such Director. At December 31, 2017, Mr. Ricks had 37,122 unvested RSUs related to his previous service as an Employee of the Company, including RSUs acquired upon the satisfaction of performance criteria underlying an award of performance-based RSUs for the performance period from January 1, 2015 to December 31, 2017. Of these RSUs (i) 32,653 vested on February 21, 2018 and (ii) 4,469 are scheduled to vest on February 21, 2019.

(3)	Prior to May 19, 2010, pursuant to the terms of the Company’s 2007 Equity Plan, non-Employee members of the Board received automatic grants of stock options upon their appointment or election to the Board. None of the Directors received option awards during 2017. The aggregate number of shares underlying stock options outstanding at fiscal year-end for each of the non-Employee Directors listed in the table was as follows: Mr. Biegler — 0; Ms. Biggins – 0; Mr. Brooks — 10,000; Dr. Cunningham — 0; Mr. Denison — 10,000; Dr. Gilligan — 0; Ms. Lieblein — 0; Ms. Loeffler — 0; Mr. Montford — 0; and Mr. Ricks — 0.

(4)	Of this amount, $70,000 (Board cash retainer fee earned with respect to 2017) and $20,000 (Compensation Committee Chair retainer fee earned with respect to 2017) were deferred pursuant to the Company’s SMC Deferred Compensation Plan.

(5)	The amount represents salary in the amount of $97,917 paid to Mr. Ricks, an Employee member of the Board through February 28, 2017, and Board compensation in the amount of $113,152 paid to Mr. Ricks commencing March 1, 2017.

(6)	Includes (i) a Company matching contribution to the Southwest Airlines Co. 401(k) Plan of $13,037; and (ii) a cash payment of $65,040 for accrued but unused paid time off hours at the time Mr. Ricks ceased to be an Employee of the Company.

Non-Employee Directors’ cash retainer fees for Board membership and standing committees are paid on an annual basis. On September 21, 2017, the Board of Directors approved changes to the non-Employee Directors’ cash retainer fees and eliminated Board and committee meetings fees with the exception of a $1,500 payment for any meetings in excess of the regularly-scheduled Board and Committee meetings. These changes became effective January 1, 2018. Board of Director and committee fees paid and scheduled to be paid to non-Employee Directors are set forth in the table below:

	For the Fiscal Year ending December 31, 2017	Effective January 2018

Board of Directors:
Retainer Fee	$ 70,000	$ 80,000
Vice Chairman Retainer Fee	$ 25,000	$ 25,000
Presiding Director Retainer Fee	$ 25,000	$ 25,000
In-person Meeting Attendance Fee Per Meeting	$ 1,500	$ 0
Telephonic Meeting Attendance Fee Per Meeting	$ 1,500	$ 0

Audit Committee:
Chair Retainer Fee	$ 25,000	$ 25,000
In-person Committee Meeting Attendance Fee Per Meeting	$ 1,500	$ 0
Telephonic Committee Meeting Attendance Fee Per Meeting	$ 1,500	$ 0
Member Retainer Fee	$ 0	$ 13,500

Compensation Committee:
Chair Retainer Fee	$ 20,000	$ 20,000
In-person Committee Meeting Attendance Fee Per Meeting	$ 1,500	$ 0
Telephonic Committee Meeting Attendance Fee Per Meeting	$ 1,500	$ 0
Member Retainer Fee	$ 0	$ 7,500

Nominating and Corporate Governance Committee:
Chair Retainer Fee	$ 15,000	$ 15,000
In-person Committee Meeting Attendance Fee Per Meeting	$ 1,500	$ 0
Telephonic Committee Meeting Attendance Fee Per Meeting	$ 1,500	$ 0
Member Retainer Fee	$ 0	$ 7,500

Safety and Compliance Oversight Committee:
Chair Retainer Fee	$ 20,000	$ 20,000
In-person Committee Meeting Attendance Fee Per Meeting	$ 1,500	$ 0
Telephonic Committee Meeting Attendance Fee Per Meeting	$ 1,500	$ 0
Member Retainer Fee	$ 0	$ 9,000

Executive Committee:
Chair Retainer Fee	$ 15,000	$ 15,000
Retainer Fee for all Non-Employee Members of the Executive Committee	$ 7,200	$ 7,500

During 2017, the Company provided free travel on Southwest Airlines on a reserved basis for Board members and their spouses. In addition, for 2017, Board members were provided up to 25 free roundtrip flight passes, which they could give to anyone on an unrestricted basis (e.g., for charitable purposes).

The non-Employee Directors’ current compensation program provides for the following travel privileges following a non-Employee Director’s retirement from the Board: (a) if the Director has served on the Board for at least ten years, the Director and their spouse are eligible for lifetime free travel on Southwest Airlines on a reserved basis; or (b) if the Director has served on the Board for less than ten years, the Director and their spouse are eligible for free travel on Southwest Airlines on a reserved basis for a period of time equal to the number of years served.

Southwest Airlines Co. Severance Plan for Directors. The Board of Directors adopted the Southwest Airlines Co. Severance Plan for Directors in 2000. Pursuant to this plan, upon retirement from the Board of Directors, a non-Employee Director who has served at least five years as of the date of retirement is entitled to a cash payment of $35,000, and a non-Employee Director who has served at least ten years is entitled to a cash payment of $75,000.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management the audited financial statements of the Company for the year ended December 31, 2017. In addition, the Audit Committee has discussed with Ernst & Young LLP, the Company’s independent auditors, the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.

The Audit Committee has also received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young its independence.

Based on the foregoing review and discussions and relying thereon, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

AUDIT COMMITTEE
John T. Montford, Chair
David W. Biegler
William H. Cunningham
John G. Denison
Thomas W. Gilligan

PROPOSAL 2

ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S

NAMED EXECUTIVE OFFICERS

In accordance with the Dodd-Frank Act, as well as Section 14A of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, the Company is providing its Shareholders with the opportunity to cast a non-binding advisory vote on a resolution to approve the compensation of the Company’s named executive officers as disclosed in this Proxy Statement (the “Say-on-Pay Resolution”). This vote is not intended to address any specific element of compensation, but instead is intended to address the overall compensation of the named executive officers as disclosed in this Proxy Statement.

As discussed in greater detail above under “Compensation of Executive Officers — Compensation Discussion and Analysis,” the Board and its Compensation Committee believe the compensation of the Company’s named executive officers for 2017 was reasonable and appropriate for the following reasons, among many others:

•	The named executive officer compensation structure for 2017 reflects the Compensation Committee’s continuing efforts to provide compensation (i) that is appropriately linked to performance and (ii) that is adequate for retention purposes. To link pay to performance, the Compensation Committee tied 80 percent of each named executive officer’s short-term incentive compensation opportunity to pre-established, multi-dimensional targets and metrics that related to the Company’s Vision and related strategic initiatives. In the Compensation Committee’s view, the resulting short-term incentive pay for 2017 was strongly tied to the Company’s core objectives for creating long-term Shareholder value. The named executive officers’ long-term incentive awards reflected the Compensation Committee’s continued efforts to provide an appropriate percentage of total pay in the form of equity in order to accomplish the purposes of (i) aligning a significant percentage of the named executive officers’ future compensation opportunities with the interests of other Shareholders, (ii) providing appropriate total compensation opportunities relative to market, and (iii) providing a sufficient percentage of total pay at risk when combined with short-term incentive compensation. Additional detail regarding the Compensation Committee’s rationale for its short-term incentive and long-term incentive determinations is provided above under “Compensation of Executive Officers – Compensation Discussion and Analysis – Determination of 2017 Executive Compensation; Analysis of Individual Compensation Elements.”

•	During 2017, the Company provided minimal perquisites to the named executive officers and did not provide for tax gross-ups of executive compensation.

•	During 2017, none of the named executive officers was party to an employment contract with the Company.

•	The Compensation Committee has adopted a clawback policy, pursuant to which, to the extent permitted by governing law, the Company may seek to recoup certain incentive-based compensation in the event the Company is required to restate its publicly reported financial statements due to material noncompliance with any financial reporting requirement under the securities laws as a result of misconduct.

•	None of the named executive officers has a severance arrangement related to termination of employment other than in connection with a change-in-control, and the change-in-control arrangements are “double trigger” in that they require both a change-in-control and termination of employment prior to any payout.

Effect of the Proposal

Pursuant to the provisions of the Dodd-Frank Act and the rules of the SEC, the vote on the Say-on-Pay Resolution set forth below (i) is advisory and is therefore not binding on the Company, the Board, or the

Compensation Committee; (ii) is not to be construed as overruling any decisions of the Company, the Board, or the Compensation Committee; and (iii) does not create or imply any additional fiduciary duties or changes to fiduciary duties of the Company, the Board, or the Compensation Committee. The Board believes that the Board and its Compensation Committee are in the best position to consider the extensive information that from time to time should be taken into consideration in determining named executive officer compensation. Nonetheless, the Company, the Board, and the Compensation Committee value the opinions of the Company’s Shareholders and will take into consideration the outcome of this vote as part of their future deliberations regarding named executive officer compensation.

Current Frequency of Shareholder Advisory Votes to Approve the Compensation of the Company’s Named Executive Officers

Based on the voting results at the Company’s 2017 Annual Meeting of Shareholders with respect to the frequency (the “Frequency Vote”) of Shareholder advisory votes to approve the compensation of the Company’s named executive officers, the Company decided to include an advisory vote to approve the compensation of its named executive officers in its proxy materials on an annual basis. The next required Frequency Vote is scheduled for the Company’s 2023 Annual Meeting of Shareholders.

Text of the Resolution to be Adopted

“RESOLVED, that the Shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and any related narrative disclosures.”

Vote Required

Provided a quorum is present at the meeting, the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, this proposal is required to approve this proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and any related narrative disclosures. Proxies solicited by the Board of Directors will be so voted unless Shareholders specify a different choice.

PROPOSAL 3

RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

The firm of Ernst & Young LLP, independent auditors, has been selected by the Board of Directors to serve as the Company’s independent auditors for the fiscal year ending December 31, 2018. Shareholder ratification of the selection of Ernst & Young LLP as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. However, the Board of Directors is submitting the selection of Ernst & Young to the Shareholders for ratification as a matter of good corporate practice. If the Shareholders fail to ratify the selection, the Audit Committee and Board of Directors will reconsider whether or not to retain Ernst & Young. Even if the selection is ratified, the Board of Directors and its Audit Committee, in their discretion, may direct the selection of a different independent accounting firm at any time during the year if the Board of Directors believes this change would be in the best interests of the Company and its Shareholders.

Vote Required

Provided a quorum is present at the meeting, the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, this proposal is required to approve, on an advisory basis, this proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2018. Proxies solicited by the Board of Directors will be so voted unless Shareholders specify a different choice.

RELATIONSHIP WITH INDEPENDENT AUDITORS

Ernst & Young LLP has served as the Company’s independent auditors since the inception of the Company. A representative of Ernst & Young is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he so desires and to respond to appropriate questions.

The following table sets forth the various fees for services provided to the Company by Ernst & Young in 2017 and 2016:

		Audit- Related Fees		All Other Fees
Year	Audit Fees(1)		Tax Fees(2)		Total Fees
2017	$2,522,000	$—	$45,551	$ 2,159(3)	$2,569,710
2016	$2,145,013	$—	$57,218	$252,160(4)	$2,454,391

(1)	Includes fees for the annual audit and quarterly reviews, SEC registration statements, accounting and financial reporting consultations, and research work regarding Generally Accepted Accounting Principles, passenger facility charge audits, the attestation of management’s Report on Internal Controls, and the audit of the Company’s wholly-owned captive insurance company.

(2)	Includes services for tax compliance, tax advice, and tax planning.

(3)	Consists of fees for other permitted advisory services and products, including Ernst & Young subscriptions.

(4)	Consists of fees for other permitted advisory services and products, including advisory services with respect to a systems readiness assessment for the Company’s new reservations system and Ernst & Young subscriptions.

A copy of the Audit Committee’s Audit and Non-Audit Services Preapproval Policy is attached to this Proxy Statement as Appendix A. All of the services rendered by the independent auditors during 2017 were pre-approved by the Audit Committee or by its Chairman pursuant to his delegated authority.

SHAREHOLDER PROPOSAL

INDEPENDENT BOARD CHAIRMAN

PROPOSAL 4

The Company has been notified by Mr. Kenneth Steiner that the following proposal is to be presented for consideration at the Annual Meeting. This proposal will be voted on if it is properly presented at the Annual Meeting. The Company will provide to any Shareholder, promptly upon receipt of the Shareholder’s written or oral request, the name and address of the proponent of this proposal and the number of shares of the Company’s common stock held by the proponent of this proposal.

Proposal 4 – Independent Board Chairman

Shareholders request our Board of Directors to adopt as policy, and amend our governing documents as necessary, to require henceforth that the Chair of the Board of Directors, whenever possible, to be an independent member of the Board. The Board would have the discretion to phase in this policy for the next CEO transition, implemented so it does not violate any existing agreement.

If the Board determines that a Chair who was independent when selected is no longer independent, the Board shall select a new Chair who satisfies the requirements of the policy within a reasonable amount of time. Compliance with this policy is waived if no independent director is available and willing to serve as Chairman. This proposal requests that all the necessary steps be taken to accomplish the above.

Caterpillar is an example of a company recently changing course and naming an independent board chairman. Caterpillar had strongly opposed a shareholder proposal for an independent board chairman as recently as its 2016 annual meeting. Wells Fargo also changed course and named an independent board chairman in 2016.

It was reported that 53% of the Standard & Poors 1,500 firms separate these 2 positions (2015 report): Chairman and CEO. This proposal topic won 50%-plus support at 5 major U.S. companies in 2013 including 73%-support at Netflix.

Having a board chairman who is independent of management is a practice that will promote greater management accountability to shareholders and lead to a more objective evaluation of management.

An independent Board Chairman is more important at Southwest Airlines because we did not even have a Lead Director. The title Lead Director does not appear at all in our 2017 annual meeting proxy. William Cunningham had the title of Presiding Director which describes a relatively lame version of a Lead Director. Mr. Cunningham also had 17-years long tenure. Long-tenure can impair the independence of a director – no matter how well qualified. Independence is a priceless attribute in a director.

Mr. Cunningham also chaired our Nomination Committee so perhaps he strongly supports long-tenure for directors. Mr. Cunningham received our highest negative votes in 2017. He received 3-times as many negative votes as our CEO/Chairman Gary Kelly who received our 2nd highest negative votes.

Please vote to enhance the oversight of our CEO:

Independent Board Chairman – Proposal 4

BOARD OF DIRECTORS STATEMENT IN OPPOSITION TO PROPOSAL 4

The Board of Directors unanimously recommends a vote AGAINST the adoption of this Shareholder proposal for the following reasons:

•	The proposal neglects to state any Company-specific facts or issues that would justify changing the Board’s current leadership structure or eliminating the Board’s future flexibility to select a leadership structure that it believes to be in the best interests of the Company and its Shareholders at any given time.
•	The Board has implemented a number of practices to accomplish independent oversight of management without the need to separate the roles of the Chairman of the Board and Chief Executive Officer; in particular, since May 2008, the Board’s composition has included a lead independent director.
•	As previously disclosed by the Company, the Board’s Presiding Director is its lead independent director.
•	The Board’s Presiding Director qualifies as independent, not only as required by the NYSE, but also under the independence standards of the SEC, the IRS, and Institutional Shareholder Services.
•	Based on the foregoing, (i) the Board believes that Mr. Kelly’s service as both Chairman of the Board and Chief Executive Officer has proven to be in the best interests of the Company, and (ii) the Board therefore believes that its continued ability to retain the discretion to determine whether and when to split the roles of Chairman of the Board and Chief Executive Officer is in the best long-term interests of the Company and its Shareholders.

The proposal neglects to state any Company-specific facts or issues that would justify changing the Board’s current leadership structure or eliminating the Board’s future flexibility to select a leadership structure that it believes to be in the best interests of the Company and its Shareholders at any given time.

The proponent has not identified any weaknesses in the Company’s performance, or failure in the Company’s governance, that would justify the Board’s adoption of a rigid policy requiring the separation of the Chairman of the Board and Chief Executive Officer roles. To the contrary, the Company’s performance has been exceptional under Mr. Kelly’s leadership as both Chairman of the Board and Chief Executive Officer. From the beginning of 2008, the year in which Mr. Kelly added the role of Chairman of the Board to his role as Chief Executive Officer, through December 31, 2017, the Company’s total shareholder return was more than 450 percent. The commencement of Mr. Kelly’s dual role tenure coincided with the worst economic recession in aviation history and record-high fuel prices; nevertheless, the Company maintained profitability and did not layoff or furlough Employees. This was in stark contrast to many of the Company’s competitors (some of which were ceasing operations, declaring or reorganizing in bankruptcy, or laying off employees), and the Board believes Mr. Kelly’s dual leadership facilitated the ability of management and the Board to work together to quickly react and effectively respond to the drastic circumstances.

Furthermore, over the course of the ten years ended December 31, 2017, the Company (i) returned more than $7.6 billion to Shareholders through dividends and repurchases of common stock; (ii) invested $13.7 billion back into the business through capital spending; (iii) added more than 400 Boeing Next Generation and MAX aircraft to its fleet, growing its fleet size in the aggregate by more than 35 percent; (iv) added over 35 destinations in the aggregate to its route map, including service to 14 international destinations in ten countries; and (v) increased its workforce by more than 63 percent. In addition, the Company’s stock price increased more than 425 percent, while the Standard & Poor’s 500 Index increased less than 100 percent, and the Company’s stock price performance for the five years ended December 31, 2017, ranked #1 against all industrials stocks in the Standard & Poor’s 500 Index and ranked in the top 10 of all Standard & Poor’s 500 stocks. As discussed further under “Corporate Governance - Board Leadership Structure,” the Board believes that Mr. Kelly’s dual service has resulted in Board efficiencies and effectiveness that have enabled the Company to succeed in a constantly changing and extremely competitive industry.

The Board has implemented a number of practices to accomplish independent oversight of management without the need to separate the roles of the Chairman of the Board and Chief Executive Officer; in particular, since May 2008, the Board’s composition has included a lead independent director.

The Board believes the following practices, among other factors discussed in this Proxy Statement under “Corporate Governance – Board Leadership Structure,” accomplish independent oversight of management without the need to separate the roles of the Chairman of the Board and the Chief Executive Officer:

•	As further discussed below, pursuant to the Company’s Corporate Governance Guidelines, the Board is required to appoint an independent member of the Board to serve as its Presiding Director, who is the Board’s lead independent director.
•	Nine of the eleven members of the Board are independent, as defined by the rules of the NYSE.
•	All members of the Board’s Audit, Compensation, and Nominating and Corporate Governance Committees are independent, as defined by the rules of the NYSE and other applicable rules of the SEC and the IRS governing independence.
•	The non-management Board members hold executive sessions outside the presence of management at regularly scheduled meetings of the Board and its committees, and the independent Board members hold executive sessions that include only independent directors.
•	The Board and its committees have access to management, other Employees, and advisors on a confidential basis.

As a result of these practices, the oversight of critical issues such as the integrity of the Company’s financial statements, risk assessment and risk management, executive compensation, and the development and implementation of the Company’s corporate governance policies and practices is entrusted to independent directors.

As previously disclosed by the Company, the Board’s Presiding Director is its lead independent director.

The Proponent incorrectly states that the Company “did not even have a Lead Director” and that the “title Lead Director does not appear at all in our 2017 annual meeting proxy.” The Company’s proxy statement for its 2017 annual meeting clearly states, under the heading “Corporate Governance - Board Leadership Structure,” that the Presiding Director “is the Board’s lead independent director.” The proxy statement further lists the clear mandate, significant authority, and well-defined responsibilities of the Board’s Presiding Director, which are consistent with the mandate, authority, and responsibilities of lead independent directors at other well-governed, large public companies. These include:

•	presiding over executive sessions of the non-management Directors and independent Directors;
•	consulting with the Chairman of the Board concerning the Board’s agendas;
•	coordinating the activities of the non-management and independent Directors and the agendas for executive sessions;
•	communicating feedback to the Chief Executive Officer following executive sessions;
•	facilitating communications between the Board and the Chief Executive Officer;
•	at the standing invitation of the Board’s committees, attending meetings of Board committees on which the Presiding Director does not already serve;
•	assisting the Nominating and Corporate Governance Committee with its oversight of the annual evaluation of the Board and its committees and communicating results of individual Director assessments to individual Board members;
•	consulting with the Nominating and Corporate Governance Committee with respect to recommendations for the assignment of Board members to the Board’s committees; and
•	communicating (along with the Chair of the Compensation Committee) the results of the Board’s evaluation of the Chief Executive Officer.

The Board believes the appointment of a Presiding Director augments its current governance oversight practices and provides substantially the same benefits sought by the proponent of this proposal (e.g., promoting management accountability to Shareholders and facilitating a more objective evaluation of management) without eliminating the flexibility for the Board to determine whether and when to combine the Chairman of the Board and Chief Executive Officer responsibilities.

The Board’s Presiding Director qualifies as independent, not only as required by the NYSE, but also under the independence standards of the SEC, the IRS, and Institutional Shareholder Services.

Contrary to the proponent’s suggestion otherwise, the Company’s Presiding Director, Dr. William H. Cunningham, is independent. He not only qualifies as independent under the NYSE’s requirements for independent Board members generally, he also qualifies under the NYSE’s stricter requirements for members of the Audit Committee. Furthermore, Dr. Cunningham qualifies as independent under separate SEC and IRS rules governing compensation committee member independence, as well as under the Institutional Shareholder Services Proxy Voting Guidelines.

The proponent raises Dr. Cunningham’s negative votes in 2017 and his tenure. Shareholder votes “For” the election of Dr. Cunningham in 2017 represented more than 91 percent of the votes cast with respect to his election. In addition, the Board believes that the broad range in years of tenure among its members (including three Board members who have been added since the beginning of 2015), as well as the Board’s annual self-evaluations, provide for an appropriate mix of oversight, perspectives, and continuity.

Based on the foregoing, (i) the Board believes that Mr. Kelly’s service as both Chairman of the Board and Chief Executive Officer has proven to be in the best interests of the Company, and (ii) the Board therefore believes that its continued ability to retain the discretion to determine whether and when to split the roles of Chairman of the Board and Chief Executive Officer is in the best long-term interests of the Company and its Shareholders.

The Board believes Mr. Kelly’s service as both Chairman of the Board and Chief Executive Officer has proven to be in the best interests of the Company, as evidenced by the Company’s extraordinary performance during such time. Therefore, because the Company continues to operate in an extremely challenging environment, the Board believes it is in the best long-term interests of the Company and its Shareholders for the Board to continue to retain full discretion to appoint as its Chairman the individual with the most appropriate skills and experiences to address the Company’s unique challenges at any given point in time.

Vote Required

Provided that a quorum is present at the meeting, the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, this proposal is required to approve, on an advisory basis, this proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote AGAINST this Shareholder proposal. Proxies solicited by the Board of Directors will be so voted unless Shareholders specify a different choice.

SHAREHOLDER PROPOSAL

SHAREHOLDER RIGHT TO ACT BY WRITTEN CONSENT

PROPOSAL 5

The Company has been notified by Mr. John Chevedden that the following proposal is to be presented for consideration at the Annual Meeting. This proposal will be voted on if it is properly presented at the Annual Meeting. The Company will provide to any Shareholder, promptly upon receipt of the Shareholder’s written or oral request, the name and address of the proponent of this proposal and the number of shares of the Company’s common stock held by the proponent of this proposal.

Proposal 5 – Shareholder Right to Act by Written Consent

Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with applicable law and consistent with giving shareholders the fullest power to act by written consent consistent with applicable law. This includes shareholder ability to initiate any topic for written consent consistent with applicable law.

This proposal topic won majority shareholder support at 13 major companies in a single year. This included 67%-support at both Allstate and Sprint. Hundreds of major companies enable shareholder action by written consent.

Taking action by written consent in lieu of a meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle. A shareholder right to act by written consent and to call a special meeting are 2 complimentary ways to bring an important matter to the attention of both management and shareholders outside the annual meeting cycle. More than 100 Fortune 500 companies provide for shareholders to call special meetings and to act by written consent.

Southwest shareholders have no right to act by written consent.

Written consent would also put shareholders in a better position to give input on improving director assignments after the 2018 annual meeting. For instance, there were concerns with 3 directors who had long-tenure:

Nancy Loeffler	14-years
John Montford	15-years
William Cunningham	17-years	Lead Director

Long-tenure can impair the independence of a director. Independence is a priceless attribute in a director. Independence is of greater importance for directors serving on our most important board committees. Unfortunately these 3 directors controlled 40% or our Audit Committees and 33% of our executive pay committee.

Mr. Cunningham was also our Lead Director and received 9-times as many negative votes as some of our directors.

Please vote to improve director accountability to shareholders:

Shareholder Right to Act by Written Consent – Proposal 5

BOARD OF DIRECTORS STATEMENT IN OPPOSITION TO PROPOSAL 5

The Board of Directors unanimously recommends a vote AGAINST the adoption of this Shareholder proposal for the following reasons:

•

The Board believes that permitting Shareholders to act by the written consent of a majority of the Company’s outstanding shares would undermine Shareholder democracy and could disenfranchise many Shareholders by enabling one or more substantial Shareholders to take a corporate action without action by, or even notice to, other Shareholders.

•

The Board believes that Shareholders are best served by holding meetings in which all Shareholders are provided with notice of the meeting and an opportunity to consider and discuss the proposed actions and vote their shares.

•	The Board believes that annual and special Shareholder meetings offer important protections and advantages that are absent from the written consent process.
•

The Board believes that in addition to ensuring that all Shareholders have an opportunity to consider in advance any action to be taken by Shareholders, the Texas legislature adopted a default standard requiring that shareholder written consent be unanimous in an effort to alleviate the burdens on company resources that shareholder action by less than unanimous written consent may impose.

•	The Board also believes that adoption of the proposal could have the effect of making a hostile takeover of the Company and similar disruptive transactions more likely.
•

The Company regularly engages with and solicits the feedback of its Shareholders and is proud of its track record of implementing governance provisions that are particularly significant to Shareholders and responding to Shareholder initiatives in these areas.

The Board believes that permitting Shareholders to act by the written consent of a majority of the Company’s outstanding shares would undermine Shareholder democracy and could disenfranchise many Shareholders by enabling one or more substantial Shareholders to take a corporate action without action by, or even notice to, other Shareholders.

The current requirement that Shareholder action by written consent be made on a unanimous basis helps prevent one or more substantial Shareholders from taking corporate action without the participation of other Shareholders. There are currently more than 12,000 holders of record of the Company’s common stock. The Board believes that each of these Shareholders should have the opportunity to consider and vote on proposed Shareholder actions. Currently, any Shareholder wishing to take action may do so through the written consent of all Shareholders or by the required vote at a duly convened meeting of Shareholders. In this way, the Board and all other Shareholders have sufficient notice, time, and information to determine whether the proposed action is in the best interests of the Company.

The Board believes that Shareholders are best served by holding meetings in which all Shareholders are provided with notice of the meeting and an opportunity to consider and discuss the proposed actions and vote their shares.

All Shareholders have the opportunity to participate in annual and special Shareholder meetings called pursuant to the procedures described in the Company’s bylaws. Furthermore, the holders of ten percent of the Company’s outstanding shares of common stock have the right to call special meetings. Therefore, any coalition of Shareholders desiring to act by written consent could instead call a special meeting for the consideration of the desired proposal. This right to call a special meeting, along with the Company’s established Shareholder communication and engagement practices, provides Shareholders with meaningful opportunities to raise important matters and propose actions for Shareholder consideration outside the annual meeting process.

The Board believes that annual and special Shareholder meetings offer important protections and advantages that are absent from the written consent process.

Shareholder meetings and votes take place in a transparent manner on a specified date that is publicly announced well in advance, giving all interested Shareholders a chance to express their views and cast their votes. Shareholder meetings provide Shareholders with a forum for open discussion and consideration of the proposed Shareholder action. Accurate and complete information about proposed Shareholder actions is widely distributed in the proxy statement before the meeting, which promotes a well-informed discussion on the merits of the proposed actions. The Board is able to analyze and provide a recommendation with respect to actions proposed to be taken at a Shareholder meeting. In contrast, adoption of this proposal would make it possible for the holders of a bare majority of outstanding shares of the Company’s common stock to take significant corporate action without any prior notice to the Company or the other Shareholders, and without giving all Shareholders an opportunity to consider, discuss, and vote on Shareholder actions that may have important ramifications for both the Company and all Shareholders. This approach would effectively disenfranchise all Shareholders who do not have (or are not given) the opportunity to participate in the written consent. If this proposal were implemented, proposed Shareholder actions involving important decisions could be approved without the important safeguard of advance notice to all Shareholders and without the benefit of enabling all Shareholders to consider arguments for and against, express their views, and vote. The Board believes that the written consent procedure is more appropriate for a closely-held corporation with a small number of shareholders, and not for a widely-held public company such as the Company.

The Board believes that in addition to ensuring that all Shareholders have an opportunity to consider in advance any action to be taken by Shareholders, the Texas legislature adopted a default standard requiring that shareholder written consent be unanimous in an effort to alleviate the burdens on company resources that shareholder action by less than unanimous written consent may impose.

Allowing the Company’s Shareholders to act by less than unanimous written consent could leave the Company exposed to numerous attempts at Shareholder action by written consent that may be of little or no benefit to the Company and that are a significant encumbrance on the Company’s resources, as well as on the time and attention of its Employees, which resources would be better spent developing and growing the Company’s business.

The Board also believes that adoption of the proposal could have the effect of making a hostile takeover of the Company and similar disruptive transactions more likely.

In the takeover context, if Shareholders are permitted to act by the written consent of a majority of the Company’s outstanding shares, substantial Shareholders could act on takeover bids without consulting minority Shareholders. As part of a hostile takeover attempt, bidders often attempt to force a response by the target company through threats or attempts to secure Shareholder action without a meeting, which may not provide the board of directors of the target company with a reasonable opportunity to consider whether the hostile bid or Shareholder proposal is in the best interests of the shareholders of the target company. Action by written consent also encourages short-term stock ownership and manipulation by hedge funds and other activist investors, allowing them to quietly accumulate large positions and take important corporate action without the waiting periods, disclosure rules, and other protections inherent in the Shareholder meeting and voting process. Requiring any Shareholder action to be taken only at a duly called annual or special meeting of Shareholders or by unanimous written consent reduces the Company’s vulnerability to such tactics and increases the likelihood that appropriate takeover bids for the Company can be considered in a deliberate, proper, and fully informed manner. The Board believes that this deliberative process is more likely to result in a fully-priced offer for the Company in which all Shareholders receive equal treatment.

The Company regularly engages with and solicits the feedback of its Shareholders and is proud of its track record of implementing governance provisions that are particularly significant to Shareholders and responding to Shareholder initiatives in these areas.

Based on its engagement and feedback from Shareholders, (i) in 2004, the Board terminated the Company’s Shareholder rights plan; (ii) in 2005, the Board amended the Company’s bylaws to eliminate a classified Board structure; (iii) in 2007, the Board approved the removal of certain supermajority voting provisions in the Company’s charter and bylaws; (iv) in 2009, the Board amended the Company’s bylaws to change the vote standard for the election of Directors in uncontested elections from a plurality of the votes cast to a majority of the votes cast; (v) in 2012, the Board approved an amendment to the Company’s charter to eliminate supermajority voting requirements to effect certain corporate matters; and (vi) in 2016, the Board amended the Company’s bylaws to create a process by which Shareholders may submit Board nominees for inclusion in the Company’s proxy statement (commonly referred to as “proxy access”).

In the exercise of its fiduciary duties under Texas law, the Board will continue to evaluate governance standards and practices and will consider whether additional changes should be made to the Company’s current policies and practices. The Board believes, however, that permitting Shareholders to act by the written consent of a majority of the Company’s outstanding shares is not in the Company’s or its Shareholders’ best interests.

Vote Required

Provided a quorum is present at the meeting, the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, this proposal is required to approve, on an advisory basis, this proposal. It should be noted, however, that adoption of this proposal would not by itself give Shareholders the right to action by less than unanimous written consent. Under Texas law, the Board has to recommend further action by the Shareholders to amend the Company’s charter to give Shareholders the right to take action by less than unanimous written consent.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote AGAINST this Shareholder proposal. Proxies solicited by the Board of Directors will be so voted unless Shareholders specify a different choice.

OTHER MATTERS

Submission of Shareholder Proposals

To permit the Company and its Shareholders to deal with Shareholder proposals in an informed and orderly manner, the Company’s Bylaws establish an advance notice procedure with regard to the nomination (other than by or at the direction of the Board of Directors) of candidates for election to the Board of Directors and with regard to certain other matters to be brought before an Annual Meeting of Shareholders.

Shareholder Proposals for Inclusion in 2019 Proxy Statement. Any Shareholder who wishes to submit a proposal for inclusion in the Company’s Proxy Statement and Proxy relating to the 2019 Annual Meeting of Shareholders must comply with and follow the procedures required by SEC Rule 14a-8 and must forward such proposal to the Corporate Secretary of the Company, at the address indicated on page 1 of this Proxy Statement, so that the Corporate Secretary receives it no later than December 7, 2018.

Shareholder Director Nominations for Inclusion in 2019 Proxy Statement. Under the Company’s Bylaws, written notice of Shareholder nominations to the Board of Directors that are to be included in the proxy statement pursuant to the proxy access provisions in Article II, Section 13 of the Company’s Bylaws must be delivered to the Corporate Secretary of the Company no later than 120 and no earlier than 150 days prior to the first anniversary of the date that the Company mailed its proxy statement for the prior year’s annual meeting of Shareholders; provided, however, that if the annual meeting is not scheduled to be held within a period that commences 30 days before the first anniversary date of the prior year’s annual meeting of Shareholders and ends 60 days after such anniversary date, the written notice shall be given by the later of the close of business on the date that is 180 days prior to the date of such annual meeting or the tenth day following the date the annual meeting date is first publicly announced or disclosed. Accordingly, based on a 2019 Annual Meeting date no more than 30 days before or more than 60 days after the first anniversary date of this year’s annual meeting date, any eligible Shareholder who wishes to have a nomination considered at the 2019 Annual Meeting and included in the Company’s proxy statement must deliver a written notice (containing the information specified in the Company’s Bylaws regarding the Shareholder and the proposed nominee) to the Corporate Secretary of the Company between November 7, 2018 and December 7, 2018.

Shareholder Director Nominations and Other Shareholder Proposals for Presentation at the 2019 Annual Meeting Not Included in 2019 Proxy Statement. The Company’s Bylaws provide that, in order for a proposal that is not intended to be included in the Company’s Proxy Statement to be properly and timely submitted as business to come before the Company’s 2019 Annual Meeting of Shareholders, the proposal must be received by the Corporate Secretary of the Company at the principal office of the Company no later than the close of business on the 60th day and no earlier than the close of business on the 90th day prior to the first anniversary of the prior year’s annual meeting; provided, however, that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, to be properly brought, notice by the Shareholder must be received (a) no later than the close of business on the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the tenth day following the day on which public announcement of the date of the annual meeting is first made by the corporation and (b) no earlier than the close of business on the 120th day prior to such annual meeting. Any Shareholder proposal or nomination must contain the information specified in the Company’s Bylaws concerning the matter to be brought before the meeting or the person to be nominated and the Shareholder submitting the proposal. Based on a 2019 Annual Meeting date no more than 30 days before or more than 60 days after the first anniversary date of this year’s annual meeting date, if the Company does not receive notice of a proposal between February 15, 2019 and March 17, 2019, it will be considered “untimely,” and the proxy committee may properly use its discretionary authority to vote for or against the proposal. A copy of the applicable Bylaw provisions may be obtained, without charge, upon written request to the Corporate Secretary of the Company at the address set forth on page 1 of this proxy statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers, Directors, and persons who beneficially own more than ten percent of the Company’s common stock to file reports of ownership and changes in ownership of Company common stock with the SEC and the NYSE. These persons are also required by SEC regulation to furnish the Company with copies of all such reports they file. To the Company’s knowledge, based solely on its review of its copies of such reports, or written representations from such persons, the Company believes that all filing requirements applicable to its Directors, executive officers, and beneficial owners of more than ten percent of the Company’s common stock have been satisfied, except that, due to an inadvertent oversight, Ms. Biggins filed a late Form 4 on October 30, 2017, to report the sale of 32 shares of the Company’s common stock by her spouse on October 17, 2017.

Conduct of Meeting and Discretionary Authority

The Chairman has broad responsibility and authority to conduct the annual meeting in an orderly and timely manner. This authority includes establishing rules for Shareholders who wish to address the meeting. Only Shareholders as of the record date for the meeting or their valid proxy holders may address the meeting. Copies of these rules will be available at the meeting. The Chairman may exercise broad discretion in recognizing Shareholders who wish to speak and in determining the extent of discussion on each item of business. The Chairman may also exercise broad discretion regarding disruptions or disorderly conduct to provide that the meeting is conducted in a manner that is fair to all Shareholders. Further, in the event a quorum is not present at the meeting, the Chairman may adjourn the meeting in order to solicit the required quorum.

In the event a quorum is present at the meeting, but sufficient votes to approve any of the items proposed by the Board of Directors have not been received, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies. A Shareholder vote may be taken on one or more of the proposals in this Proxy Statement prior to such adjournment if sufficient proxies have been received and it is otherwise appropriate. Any adjournment will require the affirmative vote of the holders of a majority of those shares of common stock represented at the meeting in person or by proxy. If a quorum is present, the persons named as proxies will vote the proxies they have been authorized to vote on any other business properly before the meeting in favor of such an adjournment.

The Board of Directors does not know of any other matters that are to be presented for action at the meeting. However, if other matters properly come before the meeting, it is intended that the enclosed Proxy will be voted in accordance with the judgment of the persons voting the Proxy.

Householding

In some cases, only one copy of the Company’s Proxy Statement and Annual Report to Shareholders is being delivered to multiple Shareholders sharing an address unless the Company has received contrary instructions from one or more of the Shareholders. Upon written or oral request at the address or phone number indicated on the first page of this Proxy Statement, the Company will promptly deliver a separate copy of these documents to a Shareholder at a shared address to which a single copy has been delivered. A Shareholder can notify the Company at the address or phone number indicated on the first page of this Proxy Statement if the Shareholder wishes to receive separate copies in the future. In addition, Shareholders sharing an address who are currently receiving multiple copies may also notify the Company at such address or phone number if they wish to receive only a single copy.

Costs of Solicitation

The Company will pay the costs of solicitation of proxies by the Board. In addition to solicitation through distribution of these proxy materials, solicitation of proxies may be made personally or by telephone by the Company’s regular Employees, and arrangements will be made with brokerage houses or other custodians’ nominees and fiduciaries to send proxies and proxy material to their principals. In addition, the Company has hired Georgeson Inc. to solicit proxies for a fee of $32,000 plus expenses.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, including the financial statements and the financial statement schedules, if any, but not including exhibits, will be provided at no charge to each person to whom this Proxy Statement is delivered upon the written request of such person addressed to Southwest Airlines Co., Attn: Investor Relations, HDQ-6IR, P.O. Box 36611, Dallas, Texas 75235.

By Order of the Board of Directors,

Gary C. Kelly
Chairman of the Board

April 6, 2018

TO: Participants in the Southwest Airlines Co. ProfitSharing Plan

The Accompanying Notice of Annual Meeting of Shareholders and Proxy Statement are related to shares of common stock of Southwest Airlines Co. held by the Trustee for your ProfitSharing Plan account, as well as any shares you may own in your own name.

Under the ProfitSharing Plan, each participant has the right to direct the Trustee to vote stock credited to his or her account. If you do not direct the Trustee to vote stock credited to your account, the ProfitSharing Plan provides that the Trustee will vote your shares in the same proportion as the shares for which the Trustee receives voting instruction from other participants.

The Trustee is required to vote the shares held for your account in accordance with your instructions or, if you do not provide instructions, in accordance with the ProfitSharing Plan. If you wish to instruct the Trustee on the vote of shares held for your account, you should vote via telephone or the Internet or complete and sign the form enclosed and return it in the addressed, postage-free envelope. Your vote must be received by May 14, 2018.

APPENDIX A

Southwest Airlines Co.

Audit and Non-Audit Services Preapproval Policy

Adopted March 20, 2003

I. Purpose

Under the Sarbanes-Oxley Act of 2002 (the “Act”) and the rules of the Securities and Exchange Commission (the “SEC”), the Audit Committee of the Board of Directors is responsible for the appointment, compensation, and oversight of the work of the independent auditor. The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that they do not impair the auditor’s independence from the Company. Accordingly, the Audit Committee has adopted, and the Board of Directors of Southwest Airlines Co. (the “Company” or “Southwest”) has ratified, this Audit and Non-Audit Services Preapproval Policy (the “Policy”), which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditor may be preapproved.

The SEC’s rules provide that proposed services may be preapproved without consideration of specific case-by-case services by the Audit Committee (“general preapproval”) or may require the specific preapproval of the Audit Committee (“specific preapproval”). The Audit Committee believes that the combination of these two approaches in this Policy will result in an effective and efficient procedure to pre-approve services performed by the independent auditor. Accordingly, unless a type of service has received general preapproval, it will require specific preapproval by the Audit Committee if it is to be provided by the independent auditor. Any proposed services exceeding preapproved cost levels or budgeted amounts will also require specific preapproval by the Audit Committee.

For each preapproval, the Audit Committee will consider whether the services are consistent with the SEC’s rules on auditor independence. The Audit Committee will also consider whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor will necessarily be determinative.

The independent auditor has reviewed this Policy and believes that implementation of the policy will not adversely affect the auditor’s independence.

II. Delegation

The Act and the SEC’s rules permit the Audit Committee to delegate preapproval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any preapproval decisions to the Audit Committee at its next scheduled meeting.

III. Audit Services

The annual Audit Services Engagement Terms and Fees will be subject to the specific preapproval of the Audit Committee. The Audit Committee will monitor the Audit services engagement as necessary, but no less than on a quarterly basis, and will also approve, if necessary, any changes in terms, conditions and fees.

In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may grant preapproval to other Audit services, which are those services that only the independent auditor reasonably can provide. Other Audit services may include services associated with SEC registration statements or other documents issued in connection with securities offerings.

IV. Audit-related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor. Because the Audit Committee believes that the provision of Audit-related services does not impair the independence of the auditor and is consistent with the SEC’s rules on auditor independence, the Audit

Committee may grant general preapproval to Audit-related services. Audit-related services include, among others, due diligence services pertaining to potential business acquisitions/dispositions; accounting consultations related to accounting, financial reporting or disclosure matters not classified as “Audit services”; assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities; financial audits of Employee benefit plans; agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters; and assistance with internal control reporting requirements.

V. Tax Services

The Audit Committee believes that the independent auditor can provide Tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor’s independence and the SEC has stated that the independent auditor may provide such services. The Audit Committee believes it may grant general preapproval to those Tax services that have historically been provided by the auditor, that the Audit Committee has reviewed and believes would not impair the independence of the auditor, and that are consistent with the SEC’s rules on auditor independence. The Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit Committee will consult with the Chief Financial Officer or Vice President — Finance to determine that the tax planning and reporting positions are consistent with this policy.

The Audit Committee must preapprove tax services to be provided by the independent auditor to any Executive Officer or Director of the Company, in his or her individual capacity, where such services are paid for by the Company.

VI. All Other Services

The Audit Committee believes, based on the SEC’s rules prohibiting the independent auditor from providing specific non-audit services, that other types of non-audit services are permitted. Accordingly, the Audit Committee believes it may grant general preapproval to those permissible non-audit services classified as All Other services that it believes are routine and recurring services, would not impair the independence of the auditor, and are consistent with the SEC’s rules on auditor independence.

A list of the SEC’s prohibited non-audit services is attached in this policy as Exhibit 1. The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

VII. Preapproval Fee Levels or Budgeted Amounts

Preapproval fee levels for all services to be provided by the independent auditor will be established by the Audit Committee. Any proposed services exceeding these levels or amounts will require specific preapproval by the Audit Committee. The Audit Committee is mindful of the overall relationship of fees for audit and non-audit services in determining whether to pre-approve any such services.

VIII. Procedures

All requests or applications for services to be provided by the independent auditor that do not require specific approval by the Audit Committee will be submitted to the Chief Financial Officer and must include a detailed description of the services to be rendered. The Chief Financial Officer will determine whether such services are included within the list of services that have received the general preapproval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditor.

Requests or applications to provide services that require specific approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Chief Financial Officer and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

Exhibit 1

Prohibited Non-Audit Services

•	Bookkeeping or other services related to the accounting records or financial statements of the audit client

•	Financial information systems design and implementation

•	Appraisal or valuation services, fairness opinions or contribution-in-kind reports

•	Actuarial services

•	Internal audit outsourcing services

•	Management functions

•	Human resources

•	Broker-dealer, investment adviser or investment banking services

•	Legal services

•	Expert services unrelated to the audit

SOUTHWEST AIRLINES CO. 2702 LOVE FIELD DRIVE DALLAS, TEXAS 75235

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions until 11:59 P.M. Eastern Daylight Time on May 15, 2018 (May 14, 2018 for participants in the Southwest Airlines Co. ProfitSharing Plan). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on May 15, 2018 (May 14, 2018 for participants in the Southwest Airlines Co. ProfitSharing Plan). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E37007-P03311	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SOUTHWEST AIRLINES CO.
A. Company Proposals
The Board of Directors recommends a vote “FOR”
all of the nominees listed below:
1.	Election of Directors		For	Against	Abstain
	1a.	David W. Biegler	☐	☐	☐
	1b.	J. Veronica Biggins	☐	☐	☐	The Board of Directors recommends a vote “FOR” proposals 2 and 3:		For	Against	Abstain
	1c.	Douglas H. Brooks	☐	☐	☐	2. Advisory vote to approve named executive officer compensation.		☐	☐	☐
	1d.	William H. Cunningham	☐	☐	☐	3. Ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2018.		☐	☐	☐
	1e.	John G. Denison	☐	☐	☐
	1f.	Thomas W. Gilligan	☐	☐	☐	B. Shareholder Proposals
	1g.	Gary C. Kelly	☐	☐	☐	The Board of Directors recommends a vote “AGAINST” proposals 4 and 5:		For	Against	Abstain
	1h.	Grace D. Lieblein	☐	☐	☐	4. Advisory vote on shareholder proposal to require an independent board chairman.		☐	☐	☐
	1i.	Nancy B. Loeffler	☐	☐	☐	5. Advisory vote on shareholder proposal to permit shareholder action by written consent.		☐	☐	☐
	1j.	John T. Montford	☐	☐	☐
	1k.	Ron Ricks	☐	☐	☐
For address changes and/or comments, please check this box and write them on the reverse side where indicated.					☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized individual.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

SOUTHWEST AIRLINES CO.

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 16, 2018

10:00 a.m. Eastern Daylight Time

Historic Inns of Annapolis

58 State Circle

Annapolis, Maryland

DIRECTIONS TO THE ANNUAL MEETING

From Baltimore/Washington International Thurgood Marshall Airport (BWI), follow Interstate 97 South to Route 50 East. Take Route 50 East to exit 24 Rowe Blvd. Follow Rowe Blvd. towards downtown historic Annapolis. At the end of Rowe Blvd. turn left onto College Ave. Turn right on North St. Follow North St. to State Circle and make a right. Follow State Circle around to Governor Calvert House (58 State Circle) of the Historic Inns of Annapolis on your right.

Please note the admission requirements on the front of the Proxy Statement if you plan to attend this year’s meeting in person.

Our Annual Meeting will be broadcast live on the Internet. To listen to the broadcast, log on to www.southwestairlinesinvestorrelations.com/news-and-events/events-and-presentations.

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E37008-P03311

PROXY	SOUTHWEST AIRLINES CO.
2702 LOVE FIELD DRIVE
DALLAS, TEXAS 75235

This proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Gary C. Kelly, Tammy Romo, and Mark R. Shaw, and each of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side of this form, all shares of Common Stock of Southwest Airlines Co. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Southwest Airlines Co. to be held at the Historic Inns of Annapolis, 58 State Circle, Annapolis, Maryland on May 16, 2018, at 10:00 a.m., Eastern Daylight Time, or at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 1; “FOR” PROPOSALS 2 AND 3; “AGAINST” PROPOSALS 4 AND 5; AND AT THE DISCRETION OF THE PROXY HOLDERS WITH REGARD TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE TO ENSURE THAT THE SHARES ARE REPRESENTED AT THE MEETING.

YOU MAY ALSO VOTE VIA THE TELEPHONE OR THE INTERNET.

Address Changes/Comments:

(If you noted any Address Changes and/or Comments above, please mark the corresponding box on the reverse side.)

Continued and to be signed on reverse side